SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2006

WT HOLDINGS CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	000-30292	88-0405437
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Room 402-404, 4/F, Allied Kajima Building

138 Gloucester Road

Wanchai, Hong Kong

(Address of Principal Executive Offices)

(852) 2511-3873

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “our company,” “WT Holdings” or the “Registrant” refer to WT Holdings Corporation, a Delaware corporation.

Item 1.01	Entry into a Material Definitive Agreement

As more fully described in Item 2.01 below, on June 22, 2006, WT Holdings Corporation, a Delaware corporation (formerly Fortune Entertainment Corporation) (the “Registrant” or “WT Holdings”) acquired a Hong-Kong based retail and trading company with 2005 gross sales of approximately $38 million, by executing an Agreement and Plan of Share Exchange (“Exchange Agreement”) by and among WT Holdings on the one hand, and Horizon Corporation Limited, a Hong Kong corporation (“Horizon”), Profits Dreams Development Ltd. (“PDD”) and its shareholders, and Forever Rise Holdings Limited (“FRHL”) and its shareholders on the other hand. Prior to the Exchange Agreement, FRHL was the parent company of Horizon, which in turn was the parent company of PDD, which in turn owns five operating subsidiaries: (i) Allied Fine Development Limited, (ii) Max Surplus International Development Limited, (iii) Manigood International Industrial Limited, (iv) Raffle Limited, and (v) Sure Profits Trading Limited, each a corporation organized under the laws of Hong Kong (the “Operating Subsidiaries”). Throughout this Form 8-K, PDD, Horizon, FRHL, and its Operating Subsidiaries are sometimes collectively referred to as the “Horizon Group” or “our predecessor.” The business and operations of the Horizon Group are more fully described in the “Business” section below.

Pursuant to the Exchange Agreement, on the Closing Date, we acquired the Horizon Group by issuing 68,699,565 shares of the our common stock (the “WT Holdings Shares”) to FRHL, and in exchange, the PDD Shareholders assigned 100% of the outstanding common stock of PDD to us. As a result of the transactions under the Exchange Agreement, we have acquired the business and operations of the Horizon Group, and our principal business activities shall continue to be conducted through the Operating Subsidiaries.

In connection with and as a condition to closing under the Exchange Agreement, Central Class Holdings, Ltd., our majority stockholder prior to the share exchange transaction, along with certain other stockholders, agreed to forfeit and have cancelled an aggregate of 68,699,565 shares of common stock held by them. As a result of the transactions under the Exchange Agreement, (i) there is a total of 98,142,476 shares of WT Holdings common stock issued and outstanding, (ii) the prior stockholders WT Holdings (who prior to the transaction owned 100% of the shares), now hold 30% of the issued and outstanding shares of WT Holdings, and (iii) the remaining 70% of the issued and outstanding common stock of WT Holdings are now held by the FRHL Shareholders.

The closing of this transaction (the “Closing”) occurred on June 28, 2006 (the “Closing Date”). A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 22, 2006, WT Holdings Corporation, a Delaware corporation (formerly Fortune Entertainment Corporation) (the “Registrant” or “WT Holdings”) executed an Agreement and Plan of Share Exchange (“Exchange Agreement”) by and among WT Holdings on the one hand, and Horizon Corporation Limited, a Hong Kong corporation (“Horizon”), Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue as the shareholders (the “PDD Shareholders”) of Profits Dreams Development Ltd. (“PDD”), and the shareholders (the “FRHL Shareholders”) of Forever Rise Holdings Limited (“FRHL”) on the other hand. Prior to the Exchange Agreement, FRHL was the parent company of Horizon, which in turn was the parent company of PDD, which in turn owns five operating subsidiaries. The business and operations of the Horizon Group are more fully described in the “Business” section below.

Prior to the transaction under the Exchange Agreement, the Registrant was initially formed in August 1997 to acquire, develop, and sell casino games, and to capitalize on a patented technology utilized in video poker machines. However, since inception the Registrant’s original business plans were not realized, and its business did not progress beyond the development stage. As of the date of filing of the Registrant’s Annual Report on Form 10-KSB on May 5, 2006, the Registrant had no material operations, no employees, no significant liabilities and no significant assets. As further described below, commencing in November 2005, over a period of several months, the Registrant’s capital structure was reorganized, as reported in the Registrant’s Form 10-KSB filed on May 5, 2006 and current report on Form 8-K filed on May 24, 2006. On March 31, 2006, we changed our name to “WT Holdings Corporation.”

As a result of the Exchange Agreement with the Horizon Group, we acquired 100% of the capital stock of Profits Dreams Development Limited. From and after the Closing Date of the Exchange Agreement, the Registrant’s primary operations consist of the retail and trading operations of the Horizon Group, which are conducted through the five Operating Subsidiaries in Hong Kong.

The parties’ completion of the transactions contemplated under the Exchange Agreement were subject to the satisfaction of certain contingencies including execution and delivery of an escrow agreement in connection with the share exchange. The directors of the Registrant, the directors of the Horizon Group entities, and the respective shareholders of the Registrant and the Horizon Group have approved the Exchange Agreement and the transactions contemplated thereunder. All parties having satisfied the requisite contingencies, the Closing of this transaction occurred on June 28, 2006.

BUSINESS

Overview

We are a retail and trading company established in 1998, and a market leader within our specialty, which focuses on the outbound China tourist retail market. We operate outlet and discount shopping centers catering principally to tourists visiting Hong Kong from other parts of China (areas of China other than Hong Kong are referred to as “mainland China”) who are brought directly to our shopping centers through a large network of travel companies and tour operators. We offer this captive group of tourists attractive prices on selected international brands in a wide range of merchandise categories such as consumer electronics, cosmetics, watches, dietary supplements, health care products and optical instruments, producing high sales volume and rapid inventory turnover. The high sales volume and rapid inventory turnover provide us with volume purchasing power, and combined with the relatively low overhead of our shopping centers strategically located in low to moderate rent districts, we have been able to quickly achieve profitability since our inception, and continue to grow our profits over the past several years.

Virtually all of our customers are brought to our shopping centers by various mainland Chinese travel companies and travel tour operators. Through our relationships with over 100 Chinese travel companies and tour operators, our shopping centers received an average of over 1,000 visitors per day, and currently receive an average of over 2,000 visitors per day, principally from mainland China. A visit to our shopping centers is an integral part of the itinerary for tourists who book tours to Hong Kong through the travel companies and tour operators with whom we have a relationship. Since shopping is a major attraction for tourists visiting Hong Kong, and because tourists usually have limited time during their visit, many of our shoppers view a visit to our shopping centers as a window of opportunity to gain access to goods that are difficult to find in mainland China or to find quality sought-after items at an attractive price. In order to get the tourists excited about coming to our shopping centers, we place advertisements in travel magazines that are distributed to participants when they embark on tours organized by our tour operator partners. The focus of these travel magazines is on shopping, and various advertisements introducing many of our products help to develop interest in our product offerings during the tours. The average time each tourist spends in our shopping centers is approximately two hours.

We source products from over 110 vendors. Our strong sales volume, rapid inventory turnover and strong relationships with vendors allow us to take advantage of volume discounts and favorable trade credit terms. We carefully monitor sales trends and modify purchasing strategy to benefit from supplier discounts as a result of volume purchasing. We benefit from favorable trade terms with our top suppliers.

Our shopping centers resemble a typical department store. Because shoppers are transported via tour bus by the travel companies and tour operators to our store, our shopping centers need not be located on prime commercial real estate sites or have elaborate facilities. Instead, we seek shopping center locations in areas with reasonable rents and readily available parking for large tour buses. Because such locations tend not to be in the prime commercial areas of Hong Kong, the tourists that are transported to our shopping centers generally have little opportunity to shop elsewhere other than at our shopping centers during their visit. By selecting sites with very reasonable rents located in non-prime commercial areas, we are able to reduce our overhead expenses and face virtually no competition from other retailers.

Our merchandising strategy is to provide our customers with a broad range of well known, branded products that are most popular in their respective categories, at prices consistently lower than could be obtained by our shoppers in mainland China. We seek to limit specific items in each product line to fast selling models, sizes and colors, and to focus on selling popular products at high volume.

Accordingly, our product line is relatively streamlined and each shopping center only carries approximately 500 to 900 active stock keeping units (“SKUs”).

Market Opportunity

Growth in Chinese Outbound Tourism. Mainland China officially opened its borders in 1990, allowing its people to begin visiting the rest of the world. The number of outbound travelers from China, originally intended for Hong Kong and Macao, has been rapidly growing since that time. Between 1995 and 2004, it is estimated that the number of outbound travelers from China has increased by an average of 20% per year. According to the World Tourism Organization, China will have 100 million outbound travelers from now until 2020, which would make it the world’s fourth largest source of outbound travel after Germany, Japan and the United States. A majority of these outbound travelers are expected to visit either Hong Kong or Macao, because of a high level of interest and proximity to the mainland – visits from mainland China have been steadily increasing in the last several years, and currently, over half of Hong Kong’s tourists are from mainland China.

Because virtually all of our customers are tourists transported to our shopping centers during their visit to Hong Kong, our future growth potential is interrelated to the growth of Hong Kong’s travel and tourism industry. The Hong Kong travel and tourism industry is expected to grow at a pace in excess of 14% per annum until the year 2013.

A strong driver of this expected growth in Hong Kong tourism is the anticipated increase in mobility of mainland China residents. From 2001 to 2005, the number of travel visas granted by the Chinese government permitting international and Hong Kong travel for mainland Chinese residents increased by 181%, from 4,449,282 to 12,541,400, due in part to increased demand and relaxation of government policies restricting international and Hong Kong travel for Chinese citizens. Notably, in July 2003, as a part of an initiative to stimulate a slowing Hong Kong economy, residents of Beijing, Shanghai and the Guangdong Province were granted the ability to visit Hong Kong on an individual basis, resulting in millions of visitors to Hong Kong from mainland China, and a rapid rebound in local business. In July 2004, this scheme of individual travel visa grants was further extended to nine more cities in the Zhejiang, Jiangsu, and Fujian provinces, adding more fuel to the growth in outbound tourism to Hong Kong.

The increase in demand for international and Hong Kong travel is also driven by the rising affluence among residents of mainland China. From 2000 to 2005, the average household income in mainland China increased 71.7% from the equivalent of approximately USD $757 per capita to USD $1,300 per capita. This increase is largely due to economic reforms that the Chinese government instituted in 1978. It is also notable that since these economic reforms were put in place, China has moved from being a society with relatively equal income distribution to one that is far less equal today – resembling the type of income distribution found in many Western capitalist countries. Today, the richest 10% of mainland Chinese residents earns over 18 times the income of the lowest 10% of income earners. Although average per capita income in mainland China seems modest in comparison to that of wealthy nations, both average income and the number of affluent households in mainland China have been increasing rapidly in recent years.

Because of these trends, more households in mainland China have the means to afford travel and to purchase imported goods. According to recent studies, only 10% of adults in mainland Chinese residents of the three major cities (Beijing, Shanghai and Guangzhou) have ever traveled overseas. The percentage of overseas travelers is even lower in the smaller cities. The City of Guangzhou generates the largest number of outbound leisure travelers from mainland China, the majority of whom travel to nearby Hong Kong and Macao.

Hong Kong’s attractiveness as a travel destination has been enhanced by the steady increase in the number and quality of tourist attractions in Hong Kong. While Hong Kong continues to be known for its shopping, new tourist attractions have developed in recent years which include Hong Kong Disneyland, the Avenue of the Stars at the Tsim Sha Tsui waterfront, the Tung Chung cable car, the Hong Kong Wetland Park, and the Symphony of Lights. Recognizing that tourism plays an important role in the success of the Hong Kong economy, the government has spent over 31 billion Hong Kong Dollars in the development of these and other new attractions. Hong Kong Disneyland alone, which just opened in September 2005, is estimated to attract approximately 3.4 million visitors in the first year of its operations. In addition, we expect that the 2008 Beijing Olympic Games will draw additional attention internationally to our region’s many tourist attractions, which is anticipated to benefit Hong Kong tourism. The Hong Kong Tourism Board has also launched a series of global publicity and promotion programs this year, designating 2006 as “Discover Hong Kong Year.”

Although the Hong Kong tourism industry suffered a setback from the SARS outbreak in 2003, tourism to Hong Kong promptly rebounded in the following year, and total tourism expenditures grew by nearly 20% in 2004 as compared to 2002. Industry experts note that the outbreak has also brought about many positive changes and developments. After 2003, the Hong Kong government, the Hong Kong Tourism Board, and the private sector launched unprecedented joint efforts to promote tourism as well as local spending. In May of 2003, the “We Love Hong Kong” Campaign was launched to improve the image of Hong Kong as a popular tourist destination, and to encourage the public to go out and spend. In addition, efforts have been made to improve the public’s perception of cleanliness and hygiene, and an emphasis on the prevention of future outbreaks, thus increasing the city’s attractiveness to inbound tourists.

Management believes that packaged tours will continue to be a preferred method of tourist travel by mainland China residents to Hong Kong, for cultural and economic reasons. Chinese travelers prefer to travel in groups, with the exception of the most wealthy individuals who either speak English or are accompanied by an interpreter. According to a study published by Tourisme Montréal, 69% of Chinese outbound tourists are female, and comprise a relatively young market with 36% of the outbound market between the ages of 20 and 29 years old. In addition, since most mainland Chinese travelers speak Mandarin and the predominant language in Hong Kong is Cantonese, most visitors prefer a guided tour with other Mandarin-speaking travelers.

Tour group travel is also preferable to the mainland Chinese tourist because of its attractive cost, averaging USD $250 per person. In 2002, daily quota limits on tour group travel were completely abolished, and at the same time, the number of mainland China agents authorized to offer Hong Kong tours sharply increased from four to 67, leading to increased competition in the pricing and packaging of tour products. We expect this trend to continue to result in the availability of attractive tour package offerings to mainland Chinese travelers.

Growth in mainland Chinese Consumerism. Mainland China has an urban middle class of 250 million people, which is projected to grow to 400 million by the year 2010. The urban middle class enjoys considerable spending power, which goes toward services, education, health care, travel and consumer goods. The younger members of the urban middle class has been characterized as free spending.

Because virtually all of our shoppers are from mainland China, our future growth potential is also interrelated to the growth in demand by mainland Chinese for products. As noted above, rising affluence in mainland China is increasing disposable income and thus fueling demand for consumer products. This increase in demand has translated into increased spending while the mainland Chinese visit Hong Kong.

Chinese and international tourists spent approximately USD $580 (HKD $4,478) per visitor in Hong Kong in 2004. In 2005, these amounts increased to over USD $603 (HKD $4,663) per visitor.

Generally, the outbound Chinese tourist possesses a higher than average education and income, and thus have greater than average spending power. According to the Hong Kong Tourism Board, mainland China visitors have become some of Hong Kong’s highest spending visitors. Mainland tourist spending in Hong Kong accounted for approximately 12 percent of total retail spending in 2004. According to a 2004 report by Euromonitor International, since there are a great number of cultural and natural tourist attractions in mainland China, most Chinese residents visit Hong Kong for its reputation as a “shopping paradise” rather than for its cultural and natural attractions. As a result, shopping is a major purpose for the bulk of Chinese tourists traveling to Hong Kong. Mainland visitors tend to spend the bulk of their budget on consumer goods such as apparel and electronics, and prefer to spend less on travel accommodations – budget accommodations, mainly low tariff hotels and guesthouses, are the favored accommodation choices among these tourists while staying in Hong Kong. These visitors stay an average of 3.46 nights. According to a survey conducted by MasterCard International, visitors to Hong Kong spend over half of their budget on shopping, but less than 5% on sightseeing and other entertainment. In the same survey, visitors to Bangkok and Seoul spent comparatively less (28 – 45%) on shopping, and a larger percentage of their budgets on sightseeing and entertainment.

Based on our experience and feedback from our shoppers, we believe that mainland Chinese consumers generally regard products made by Hong Kong or foreign companies with a higher degree of confidence, as compared to mainland Chinese brands. As such, we have found that our mainland Chinese shoppers frequently prefer Hong Kong or foreign brands. However, due to significant mainland Chinese import duties and sales taxes, persons living in mainland China often find that such Hong Kong or foreign branded products are more expensive to purchase in mainland China than if they purchased in Hong Kong and brought back to mainland China with them. Thus, many mainland Chinese perceive the prices for Hong Kong and foreign products to be significant bargains when purchased in Hong Kong. Additionally, because of the prevalence of counterfeiting in mainland China, many of our shoppers believe that products purchased in Hong Kong (where counterfeiting is perceived to be less prevalent) are more likely to be authentic.

For instance, the demand for foreign watches, particularly the Swiss-made time pieces, is very strong among affluent Chinese consumers. Foreign luxury watches with prestigious brand names sell very well among residents of the wealthier coastal cities. According to customs statistics, China imported 314,300 mechanical watches in 2001 (an increase of 18% over the prior year) with a value of USD $5.56 million (an increase of 163%). However, watch imports are strictly controlled by the government through non-tariff barriers such as import licenses and import quotas. As a result, luxury imported watches are more costly and less readily available within China. In contrast, consumers can gain access to lower prices and easy access to a broader selection of quality, prestigious makes and models in Hong Kong.

As another example, as living standards steadily increase, increasing numbers of young urban Chinese women between the ages of 25 and 40 are spending greater amounts on cosmetic and beauty products. According to the China Association of Fragrance Flavor and Cosmetic Industries, sales of personal care and cosmetic products grew 15% to 40 billion Yuan (USD $4.8 billion) on the mainland from 2000 to 2001. Experts predict rapid growth in the cosmetics industry in mainland China. At the same time, China’s cosmetics market is highly brand-oriented, with the top 10 brands accounting for two-thirds of the market. The world’s top 15 brands, such as L’Oréal, LVMH, Shiseido, Unilever, and Procter & Gamble, have all established counters in department stores in the major cities. We believe there is a robust and expanding market in cosmetics, and that we are able to offer these products to our mainland tourist customers at very attractive prices.

We believe that the Company is uniquely positioned to take advantage of both the growth in Hong Kong tourism and mainland Chinese consumerism. The growth in Hong Kong tourism will provide us with more and more potential shoppers while the growth in mainland Chinese consumerism will allow us to sell more and more products to our shoppers. We are poised to take advantage of this growing market by planning on adding more shopping centers, expanding our product offerings and entering into more strategic relationships with more travel companies and tour operators.

Our Shopping Centers

Our shopping centers range in size from 13,000 square feet to 20,000 square feet and our floor plans resemble a typical department store. Because shoppers are transported via tour bus by the travel companies and tour operators to our store, our shopping centers are not elaborate facilities located on prime commercial real estate sites, but rather, we operate cost effective facilities in locations with reasonable rents and readily available parking for large tour buses. Tourists that are brought to our shopping centers generally have little opportunity to shop elsewhere other than at our shopping centers during their visit. By selecting sites with very reasonable rents located in non-prime commercial areas, we maintain low overhead expenses and reduce our exposure to competition from other retailers located in the city.

We currently operate three shopping centers in Hong Kong:

•	Super Star Department Store. This shopping center has approximately 20,000 square feet of floor space and is located in the area in Hong Kong known as Tsim Sha Tsui East.

•	Hong Kong (Duty Free) Centre. This shopping center has approximately 20,000 square feet of floor space and is located in Whampoa Garden, in Hung Hom, close to convenient transportation centers.

•	Golden Bauhinia Duty Free. This facility has approximately 13,000 square feet of floor space, and is located near the Wong Tai Sin Temple in Wong Tai Sin.

At each of our shopping centers, we strive to provide our shoppers with a unique shopping experience through user-friendly store formats and high quality customer service. We employ approximately 230 highly trained salespersons in our shopping centers. Our salespersons are trained to have in-depth product knowledge so that they can answer questions, conduct product demonstrations, and offer suggestions to customers for additional, supplementary products available for purchase. Many of our salespersons are multi-lingual and are able to communicate with our shoppers in multiple languages and dialects. Our stores operate from 10 am to 7 pm each day.

We sell internationally branded products of high quality, including high end consumer electronics and prestige cosmetics imported from Europe and Japan. In addition to cosmetics, our product line also includes personal electronics, health products, and golden ornaments, which according to a survey conducted by the Hong Kong Tourism Board, are also the categories of products most sought after by mainland Chinese tourists.

All products sold at our stores are guaranteed to be authentic products from the original manufacturers. We provide out customers with a 14-day full refund policy, and an optional three-year repair service to cover certain appliances.

Our Customers

Virtually all of our customers are tourists from mainland China who are visiting Hong Kong through organized tour packages. Our shoppers are from all parts of mainland China, including Beijing, Shanghai, Tianjin, Shanxi, Shandong, Neimenggu, Sichuan, Gansu, Jilin, Anhui, Jiangxi, Jiangsu, and Yunnan. A visit to our shopping centers is part of the itinerary for all tourists that book tours to Hong Kong through the travel companies and tour operators with whom we have a relationship and such travel companies and tour operators transport such tourists directly to our shopping centers. Since one of the major draws for visiting Hong Kong is shopping and since the typical Hong Kong tourist has limited shopping time, most of our shoppers view a visit to our shopping centers as an opportunity to gain access to goods that are difficult to find in mainland China or to find goods at an attractive price. In order to get the tourists excited about coming to our shopping centers, we place advertisements in travel magazines that are distributed to participants when they embark on tours organized by our tour operator partners. The focus of these travel magazines is on shopping, and various advertisements introducing many of our products help to develop interest in our product offerings during the tours. The average time each tourist spends in our shopping centers is approximately two hours.

The mainland Chinese shopper has unique characteristics, behavior and expectations that set them apart from shoppers from other countries. Based on our many years of experience dealing with the mainland Chinese, we have developed specialized knowledge of what products and features are in high demand among our shoppers, and we understand how to best treat our customers and position our products to maximize sales. We believe that this cultural expertise is one of our key advantages.

In 2005, we had an average of 1,250 tourists per day visiting our shopping centers. During the first quarter of 2006, we averaged 2,130 visitors per day. In the current quarter, we expect to receive an average of 3,000 visitors per day to our stores.

Our Relationship with Travel Companies and Tour Operators

We have a strong relationship with over 100 Chinese travel companies and tour operators including the following major tour operators, which in the first part of 2006, held over 80% of the market share for mainland China outbound travel to Hong Kong:

Good Friendship (Hong Kong) Limited

Golden Win International Travel Services Limited

Harvest International Travel Services Limited

Million Tour Limited

Golden Fortress Tour Limited

Federal Hong Kong Holdings Limited

Amsito Travel Services Limited

Superlink Travel Company Limited

Wah Wing Travel Services Limited

We have arrangements with these and other tour operators, under which we pay a commission based on the sales volume generated from each tour. A commission is ordinarily paid to the tour operators within one week after sales are made.

Products We Sell

Our merchandising strategy is to provide our customers with a broad range of well known, branded products that are the most popular in their respective categories, at prices consistently lower than could be obtained by our shoppers in mainland China. We seek to limit specific items in each product line to fast selling models, sizes and colors, focusing on selling popular products at high volume. As such, our product line is relatively streamlined and each shopping center only carries approximately 500 to 900 SKUs.

International and Local Brands. The principal categories of products we sell are described below, and include electronics, watches, cosmetics, health care products and optical instruments. In addition, the key brands we carry for the product categories and sub-categories are listed below:

Product Category	Sub-category	Key Brands
Electronics	Digital Cameras	Panasonic
	Video Cameras	JVC
	MP3 Players	Pentax
	Mobile Phones	Konica Minolta
	Notebook Computers	Canon
	DVD Players	Rollei
	Blood Pressure Monitors	Sony
Nokia
Fuji
Fujitac

Watches	Mens watches	Enicar
	Ladies watches	Palais Cristalin
Baume Mercier
Omega
Longines
Tissot

Cosmetics		SKII
Estee Lauder
Lancome
Biotherm
Shiseido
Chanel
Christian Dior
Yumei

Health Care Products	Dietary Supplements	Wu Tong Tan Seahorse
	Medicated Oil	Tai Woo Trading Co.
Singapore Medicine Company

Optical Instruments	Sunglasses	Gucci
Armani
Christian Dior
Ray Ban
Fendi
Calvin Klein
S.T. Dupont
Police

Apparel	Hand Bags	Roger
	Men’s Fashion	Pandist
Walsey
Burberry
Dunhill
Balenciaga
Santa Barbara Polo and Racquet Club
Corroco
Walsey
Roger

Product Research and Development. We plan to develop our own brands of popular electronic devices, such as MP3 players and digital cameras. Management believes the development of these products, if successful, will enhance our profitability and ability to compete in our market segment.

All consumer electronics products sold at our shopping centers are guaranteed by our suppliers and exclusive agents to be authentic manufacturer’s products. Commencing on April 1, 2006, we have instituted a policy of stamping receipts for the products we sell with a specially designed logo in order to provide our customers assurance of authenticity, and that the products purchased through our stores have been supplied by authorized dealers. We have tailored and expanded our product offerings to meet the requirements of our clients from mainland China, including exclusive models supplied by Panasonic, JVC, Samsung, Olympus, Pentax, Rollei, and Konica Minolta. The products we sell generally come with a 14 day full-refund return policy and a standard manufacturer’s warranty.

Sources for Products We Sell

Purchasing from Suppliers and Manufacturers. We source products from over 110 suppliers and manufacturers. We have developed strong and long-term relationships with our top five suppliers and many of these suppliers have been working with us or our executives for nearly 20 years. We have experienced little to no turnover with our primary vendors in the past. Since most of the products we sell are generally available from more than one manufacturer, we secure secondary sources for most of our top selling products. As a result, we have not experienced any difficulty in obtaining sufficient quantities of merchandise and believe that if one or more of our current sources of supply became unavailable, we would be able to obtain alternative sources without experiencing a substantial disruption of our business. Our suppliers and respective percent of total purchasing are indicated in the table below:

Suppliers	Products							% of Total 2004 Purchasing
	Digital Camera	Video	Others	Camera	Computer	Mobile	DVD Camera
Powerful	•	•	•					8%
Citiwide	•	•	•					6%
Leader	•	•						5%
Wing Lee	•	•	•	•	•	•		4%
Tung Wai	•	•	•					12%
Supreme	•	•	•					4%
Well’s	•	•	•				•	19%
Others	•	•	•	•	•	•	•	42%

								100%

Our strong sales volume, rapid inventory turnover and strong relationships with suppliers allow us to take advantage of volume discounts and favorable trade credit terms. We carefully monitor sales trends and modify purchasing strategy to benefit from supplier discounts as a result of volume purchasing. We benefit from favorable trade terms resulting in payable days of 30 to 90 days with our top suppliers.

Partnerships and Affiliation Arrangements. In addition to purchasing from suppliers, we have entered into partnerships and affiliate arrangements with retailers, manufacturers and distributors of our products.

In 2004 our wholly-owned subsidiary, Manigood International Industrial Limited, entered into an alliance with Good Merit International Enterprise Limited, conducting business as the “Bonjour Group,” a publicly traded company which is the largest cosmetics and skin care retailer in Hong Kong. The Bonjour Group has a significant market share in the PRC cosmetics and skin care market. In 2005, its revenues from its PRC customers at our Hong Kong (Duty Free) Center was approximately USD $2.6 million. Under our agreement with the Bonjour Group, the initial term of which continues until September 2007, we act as primary tenant, and permit the Bonjour Group to operate within our space, occupying approximately 30% of the floor space at our Hong Kong (Duty Free) Center in Whampoa Garden. We benefit from the presence of an internationally known cosmetics retailer in our store, and the Bonjour Group pays an agreed portion of certain operating expenses including personnel costs, tenant improvements and remodeling, management fees, utilities, and payments to tour operators.

We have a business alliance with the Shun Hing Group, which is one of the largest distributors of electronics worldwide. The Shun Hing Group is an authorized dealer of international brands such as Panasonic and JVC. Our alliance with the Shun Hing Group permits us access to deep volume discounts, as well as exclusive models sold only through our stores. The Shun Hing Group works with us to provide and set up branded sales counters in our stores.

Trading Operations for Excess Inventory

Because of our strong sales volume, rapid inventory turnover and strong relationships with our suppliers, we frequently can negotiate to purchase an amount of products in excess of what we can sell in our shopping centers at substantial discounts. We have taken advantage of our ability to purchase products at such volume discounts by selling a portion of such products to other retail businesses for a quick profit. We operate such trading operations through two of our wholly owned subsidiaries, Raffle Limited and Sure Profits Trading Limited. Both subsidiaries sell products from suppliers to retailers throughout Southeast Asia, Hong Kong and mainland China. Our subsidiary Raffle Limited sells (based on 2005 figures) approximately 18% of its products purchased to other retailers, supplying our shopping centers with the balance of the products. Our subsidiary Sure Profits Trading Limited sells (based on 2005 figures) approximately 12% of its products purchased to other retailers, supplying our shopping centers with the balance of the products. This business generated approximately 2.2% of our total gross profits for 2005.

Management Information Systems

We have invested considerably in our management information systems, which we consider to be important in enabling us to effectively operate and manage our business. We have developed an in-house supply chain system that fully manages wholesale sales, inventory management, logistics and procurement. Our system, which has been in development for over five years, is capable of processing millions of transactions without significant infrastructure alterations and capital investment. Our information management system is capable of handling a large product line, and provides us real time control over our inventory, logistics, procurement processes and sales activity. We continue to develop our information systems to efficiently update our database of products, streamline our inventory management and provide financial reporting capabilities to aid in decision making. Our current software platform is significantly scalable and will allow us to achieve substantial growth with limited additional capital expenditures.

Our software operates on several hardware platforms, including four servers and 61 PCs. Our primary operating and application software is Microsoft-based. Our business management software is programmed in Microsoft Visual Foxpro and SQL. Our systems are updated and maintained by two in-house professionals. These professionals are trained in various programming languages including Microsoft SQL, Visual Foxpro, and Visual Basic.

We currently employ a sophisticated point of sale system which allows our management to monitor our sales and inventory levels in real time. Our systems allow us to adjust our strategy and pricing in response to changing market conditions. For example, our system allows us to make real time inventory inquiries and prepare comprehensive reports of sales activity for analysis by management. Our system includes over 30 modules for back office management, such as stock transfer (transfer of inventory), purchase order management, sales invoicing, and day-end and month end processes.

Our inventory management system was developed and has been in operation since 2000. Our inventory management system allows us to minimize the use of warehouse storage. In addition, our system provides for extensive flexibility to locate inventory on hand, estimate product delivery time and order out-of-stock items. In order to support the anticipated rapid growth in sales, we have immediate plans to invest at least USD $120,000 to further enhance our inventory system, within the next 12 months.

Product Pricing

In general, we attempt to price our products competitively and at a discount to most price points in the consumer retail industry. Our pricing system is relatively flexible, in that our store managers have control over product pricing in the stores they manage. We hold monthly and weekly meetings with our store managers to evaluate our pricing strategies, gross profit levels, and the performance of our sales force.

Seasonality

We are subject to more seasonality that typical retailers. We generally experience increases in sales during the summer months, as travel and tourist activity increases. On the other hand, we generally experience a decrease in sales during the winter months when there are fewer travelers. We typically experience three peak periods, when tourist activity usually increases: the Chinese New Year, Golden Week (starting in the 1st week of May), and National Day (People’s Republic of China) on October 1.

Competition

The retail industry is highly competitive and fragmented among a large number of retailers, wholesalers, direct marketers and other sellers. We believe we hold a dominant position in the rapidly growing travel retail market in Hong Kong, which is regarded as a specialized segment of the overall consumer retail market. We have developed this position over several years by forming strong relationships with travel agencies and tour operators, and accruing experience in the market in which we specialize. Currently we believe only one other firm in Hong Kong presents us with any significant competition, who we estimate has 10% of the PRC tourist retail market in Hong Kong.

Our Growth Strategy

We plan to expand our business and increase sales and profitability by:

•	opening new shopping centers attractions within Hong Kong and eventually expanding and duplicating our business in Hong Kong into other Southeast Asian countries, which may include Taiwan, Macau, Singapore and/or Malaysia;

•	further developing relationships with tour companies and operators to increase traffic to our retail stores;

•	entering into strategic partnerships with exclusive agents who supply us with products, and continue to negotiate for volume discounts;

•	broadening and expanding our product offerings and product lines;

•	offering delivery services to mainland Chinese purchasers of big-ticket items such as plasma televisions;

•	expanding our range of clientele to include independent travelers in addition to package tour customers;

•	further developing and enhancing our marketing efforts through tourist publications targeting our mainland China clientele;

•	further improving and enhancing the customer buying experience to encourage frequent repeat visits and generate customer referrals;

•	investing in the development of our own private label brands;

•	seeking acquisitions of complimentary businesses in the tourism industry; and

•	developing other travel-related revenue opportunities using our customer base.

Our goal is to continue to strengthen our position as a leading retailer catering to mainland Chinese travelers, and to expand into new travel retail markets throughout Asia.

Risks Affecting Our Business

We are subject to a number of risks, as discussed in the section titled “Risk Factors.”

Corporate Information

Our principal executive offices are located at Room 1508-1509, Peninsula Square, 18 Sung On Street, Hung Hom, Kowloon, Hong Kong, and our main telephone number is (852) 3580 8800.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding the business of WT Holdings and should be read together with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the consolidated pro forma financial statements of WT Holdings and the related notes included in Item 9.01 of this current report on Form 8-K. The summary consolidated financial information as of March 31, 2006 and for the years ended December 31, 2005, 2004 and 2003 have been derived from our unaudited pro forma consolidated financial statements.

	Predecessor Entities (dollars in thousands) Twelve Months Ended December 31,			Quarter ended March 31,
	2005	2004	2003	2006	2005
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income statement data:
Revenue (net)	46,148	35,730	7,914	14,442	10,519
Cost of Goods Sold	(25,674)	(21,939)	(7,530)	(6,920)	(6,089)
Gross Margin	20,474	13,790	384	7,522	4,430
Operating Expenses	(17,008)	(12,685)	(304)	(6,711)	(3,854)
Operating Income	3,466	1,105	80	811	576
Interest Income			—	2	—
Other Income	850	483	37	437	156
Pretax Income	4,316	1,588	117	1,250	732
Income Taxes	(793)	(285)	(30)	(192)	(138)
Net Income (Loss)	3,523	1,303	87	1,058	593
Net Income (Loss)	3,523	1,303	87	1,058	593
Income Taxes	793	285	30	192	138
Interest Income	—	—	—	2	—
Other Income	(850)	(483)	(37)	(437)	(156)
Depreciation & Amortization	118	55	23	42	28
Non-Recurring Expenses	—	—	—	—	—
Normalized EBITDA (1)	3,584	1,160	103	853	603

(1)	EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

At Closing
Pro Forma WT Holdings
(dollars in thousands)	(unaudited)
Balance sheet data:
Cash & Equivalents	905
Inventories	1,465
Other Current Assets (receivables and deposits)	4,021
Property, Plant & Equipment (net)	585
Other non-current assets	187

Total Assets	7,163
Current Liabilities	5,095
Long-term debts	252
Other non-current liabilities	16

Total Liabilities	5,363
Stockholders’ Equity	1,800

Total Liabilities & Shareholders Equity	7,163

Footnotes

The transaction contemplated under the Exchange Agreement (“Exchange Transaction”) is deemed to be a reverse acquisition, where WT Holdings (the legal acquirer) is considered the accounting acquiree and Profits Dreams (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Profits Dreams, with the assets and liabilities, and revenues and expenses, of WT Holdings being included effective from the date of consummation of the Exchange Transaction. WT Holdings is deemed to be a continuation of the business of Profits Dreams.

The unaudited pro forma combined balance sheet as of March 31, 2006 is prepared based on the unaudited historical balance sheets of WT Holdings and Profits Dreams, respectively, as of March 31, 2006, and include adjustments which give effect to the Exchange Transaction and are computed assuming the transaction was consummated on March 31, 2006.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may be better positioned to capitalize on the rapidly growing retail sector in our geographic area.

The retail sector, in our geographic area, is rapidly evolving and intensely competitive. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing or carry a larger inventory than we do. We expect that competition will further intensify in the future. Because barriers to entry are limited, current and new competitors may open retail locations that will compete with ours.

We believe that the primary competitive factors in the retail sector include brand recognition, price, shipping offers, product selection, product availability and customer service. We currently compete against other retailers within the specialized niche of travel retail in Asia.

We may also experience significant competitive pressure if any of our suppliers were to initiate their own retail operations in the locations we serve. Since our suppliers have access to merchandise at very low costs, they could sell products at lower prices and maintain a higher gross margin on their product sales than we can. In this event, our current and potential customers may decide to purchase directly from these suppliers. Increased competition from any supplier capable of maintaining high sales volumes and acquiring products at lower prices than us could significantly reduce our market share and adversely impact our financial results.

We compete not only for customers, but also for favorable product allocations from product manufacturers. Some of our competitors could enter into exclusive distribution arrangements with our suppliers and deny us access to their products and devote greater resources to marketing and promotional campaigns.

The seasonality of our business places increased strain on our operations.

We generally experience increases in sales during the summer months, as travel and tourist activity increases. On the other hand, we generally experience a decrease in sales during the winter months when there are fewer travelers. In addition, if we are unable to meet customer demand for our products during these peak periods, our revenues and future growth could be adversely affected. Furthermore, we may be unable to adequately staff our retail outlets and warehousing operations during these periods.

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our revenues and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	seasonality of the business;

•	price competition from other retailers;

•	general price increases by suppliers and manufacturers;

•	our ability to maintain and expand our distribution relationships;

•	increases in the cost of advertising;

•	unexpected increases in shipping costs or delivery times;

•	our ability to build and maintain customer loyalty;

•	the introduction of new services, products and strategic alliances by us and our competitors;

•	the success of our brand-building and marketing campaigns;

•	government regulations, changes in tariffs, duties, and taxes;

•	our ability to maintain, upgrade and develop our retail stores;

•	changes in our store leasing costs;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

•	general economic conditions as well as economic conditions specific to the retail sector.

If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

Our efforts to successfully develop private label brands are costly and may not generate corresponding revenues.

Developing private label brands is an important part of our strategy to build future revenue and achieve higher profit margins. Accordingly, we intend to continue to invest in the development of our own brand of products in selected categories. These initiatives require significant expenditures. If we are unsuccessful in our development efforts, we may not be able to recover these expenses or increase our revenues or margins.

To promote our private label brands in response to competitive pressures, we may increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. We cannot be certain that our advertising efforts will be a successful means of attracting customers or that this allocation of resources will provide additional revenues commensurate with this dedication of our resources. If we fail to promote and maintain our brand, or if we incur excessive expenses attempting to promote and maintain our brand, our business may be adversely affected.

We depend on our relationships with tour companies to bring customers to retail locations, and losing these sources would adversely affect our revenues and financial results.

We attract retail traffic by entering into arrangements with tour companies who schedule shopping tours with their customers. In order to maintain a flow of tourist traffic, we must continually monitor and maintain our relationships with the tour companies with whom we do business. If the tour companies modify or terminate their relationship with us, we could lose customers and traffic in our retail stores could decrease.

If we fail to offer a broad selection of products and brands that customers find attractive, our revenues could decrease.

In order to meet our strategic goals, we must successfully offer, on a continuous basis, a broad selection of appealing products that reflect our customers’ preferences. Consumer tastes are subject to frequent, significant and sometimes unpredictable changes. To be successful in our line of business, our product offerings must be broad and deep in scope and affordable to a wide range of consumers whose preferences may change regularly. We cannot predict with certainty that we will be successful in offering products that meet these requirements. If our product offerings fail to satisfy customers’ tastes or respond to changes in customer preferences, our revenues could decline. In addition, any failure to offer products that satisfy customers’ preferences could allow our competitors to gain market share.

If we do not successfully optimize and operate our retail locations, our business could decline.

If we do not successfully operate our retail locations, this could significantly limit our ability to meet customer demand. Because it is difficult to predict demand, we may not manage our facilities optimally, which may result in excess or insufficient inventory, and distribution capacity. A failure to optimize inventory will increase our net shipping cost by requiring us to make long-distance shipments or partial shipments from different locations. As we continue to add warehouse capability or add new businesses with different inventory management requirements, operating our inventory management system becomes more challenging and there can be no assurance that we will be able to operate our system effectively.

We have limited control over the actions of our distributors, retailers or their vendors.

We rely on distributors for the sale of our branded products, and those distributors maintain inventory and prepare merchandise for shipment to retailers and individual customers. We have limited control over the products that our distributors purchase or keep in stock, and our arrangements with our distributors do not require them to set aside any amount of inventory to satisfy demand. Our distributors may not accurately forecast the products that will be in high demand. In addition, we have limited control over their sales process, shipping and order processing procedures. Although we have not experienced disruptions in the past, nor do we presently foresee possible disruptions in the near future, a widespread inability of our distributors to successfully supply our branded products, if it occurred, would substantially harm our business.

We are dependent upon third parties for significant functions, and if these functions or operations are interrupted for any significant period of time or if we experience other problems with our third-party service providers, our business and results of operations would be substantially harmed.

In addition, we rely upon third party tour operators for a large portion of our customer flow. As a result, we are subject to cancellations and disruptions due to factors that are beyond our control, including employee strikes and inclement weather. Further, increased fuel costs may adversely affect tourist traffic. If cooperating tour companies were to experience cancellations and disruptions, this could negatively affect our sales revenue.

We rely on foreign sources for the supply of many of the products we sell.

We rely on long term supply relationships with several manufacturers in the PRC, and in the future may rely upon supply relationships with other foreign sources. Regional disruptions relating to political or environmental conditions could cause shipping delays, which could interfere with our ability to supply our customers and harm our financial results. A significant breakdown in the manufacturing process or among suppliers could result in product shortages, and our revenues could decline due to the loss of these suppliers and manufacturers.

Our ability to manage our future growth is uncertain.

We are currently anticipating a period of growth as a result of our corporate growth strategy, which aims to among other things, further develop our distribution channels, expand our merchandise offerings, leverage our customer database, reach new customer segments, and increase traffic. In pursuing these objectives, the resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing such expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

Our operations are based, to a certain extent, on the successful integration of certain supply chain and operating technologies. Our inability to integrate these technologies may negatively impact our ability to effectively manage inventory, and may harm our business and operating results.

We rely on certain hardware and software systems, purchased from a third-party and customized by our technicians, to perform vital functions with respect to our operations. In addition, we rely upon hardware and software systems for warehouse management. Our inability to properly operate, implement or integrate these technologies will negatively impact our product supply chain and may harm our business and operating results.

Increased product returns will decrease our revenues and impact profitability.

We make allowances for product returns in our financial statements based on historical return rates. In order to keep product returns low or at our estimated rates, we continuously monitor product purchases and returns and may change our product offerings based on the rates of returns. If our actual product returns significantly exceed our allowances for returns, especially as we expand into new product categories, our revenues and profitability could decrease. In addition, because our allowances are based on historical return rates, the introduction of new merchandise categories or new products, changes in our product mix or other factors may cause actual returns to increase. Any new policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer repeat customers.

Our growth and operating results could be impaired if we are unable to meet our future capital needs.

We may need to raise additional capital in the future to:

•	fund more rapid expansion;

•	acquire or expand into new retail locations, warehousing facilities or office space;

•	maintain, enhance and further develop our information technology systems;

•	develop new product categories or enhanced services;

•	fund acquisitions; or

•	respond to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

The loss of key members of our executive management could negatively affect our business.

We depend on the continued services and performance of our executive management and other key personnel, in particular, Ricky Kee Kwong Tsoi, our founder and Chief Executive Officer, Danny Sau Kwong Leung, our Chief Operating Officer, and Alex Chun Shan Yue, the Chairman of our board of directors. The loss of any of these executive officers or other key persons could harm our business.

We may be adversely affected by the financial health of the retail industry in Asia.

We are subject to broad economic factors that drive consumer spending and maintain the health of the retail industry in Asia. These factors include, but are not limited to, unemployment rates, consumer credit levels, consumer confidence, and household discretionary income. If any of these or other economic factors should erode, consumer spending would fall and the Asian retail industry would suffer a downturn. Consequently, our earnings would be adversely impacted by lower sales.

We may be adversely affected by the trend towards retail trade consolidation.

As we pursue our retail distribution strategy, our sales will be contingent upon favorable wholesale prices that we can obtain from retailers. If retailers merge or the retail industry consolidates, the larger, combined retailers will have significant pricing power because of the sheer size of their retail networks. As a result, we may not be able to obtain reasonable prices for our products. Consequently, our margins would decline and our results of operations would be reduced. There can be no assurance that we will be able to obtain reasonable wholesale prices for our products under a scenario where retailers merge and consolidate into larger entities.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in Hong Kong, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Our subsidiary, Horizon Corporation Limited, a Hong Kong company, and our other operating subsidiaries in Hong Kong, are subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in Delaware and do not have any assets or conduct any business operations other than through the operations of the Horizon Group, in Hong Kong. As a result of our holding company structure, we rely entirely on dividend payments from the Horizon Group. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenues from our operations through contractual or dividend arrangements, we may be unable to pay dividends to our stockholders.

Fluctuation in the value of RMB and Hong Kong Dollar relative to other currencies may have a material adverse effect on our business and/or an investment in our shares.

The value of RMB and Hong Kong Dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between RMB and the U.S. dollar has been effectively pegged by the People’s Bank of China since 1994, and the rate between the Hong Kong Dollar has been pegged to the U.S. dollar since 1983, there can be no assurance that these currencies will remain pegged to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the RMB, which would result in fluctuations in the exchange rate between the RMB and the U.S. dollar, and other geopolitical factors If the RMB were to increase in value against the dollar, for example, mainland Chinese consumers would experience a reduction in the relative prices of goods and services, which may translate into a positive increase in sales. On the other hand, a decrease in the value of the RMB against the dollar would have the opposite effect. In addition, a strengthening of the U.S. dollar against the Hong Kong Dollar, if it occurred, would adversely affect the value of your investment.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in the spring of 2003, which severely impacted the tourism industry for many months. Any prolonged recurrence of SARS or other adverse public health developments in China could negatively impact tourism in Hong Kong, which would have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary travel restrictions, or even closure of our facilities or offices. Such closures would severely disrupt our customer flow and business operations, and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for the company’s operations.

The application of the “Penny Stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If our stock becomes quoted on an exchange, as long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are not currently traded and, if and when our stock becomes quoted, you may be unable to sell at or near ask prices or at all if you need to sell or liquidate your shares.

The Company cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, the Company does not rule out the possibility of applying for listing on the Nasdaq Small Cap Market or other markets.

Our common shares are currently not traded, and if and when they do become quoted, they may be “thinly-traded” on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal stockholders and affiliated entities.

Our principal stockholders and their affiliated entities own approximately 80% of our outstanding ordinary shares, representing approximately 80% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, however we are prepared to give such indemnification to our directors and officers to the extent provided by Delaware law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past activities of the company and its affiliates may lead to future liability for the company.

Prior to our entry into the Agreement and Plan of Share Exchange on June 22, 2006, the Horizon Group has been engaged in operations. Although for a period of two years after the Closing Date the major shareholders of the Horizon Group will indemnify the Company against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made in the Share Exchange Agreement, any liabilities relating to such prior business against which the Company is not completely indemnified may have a material adverse effect on the Company.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

Although we are incorporated in Delaware, we conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise.

Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would shareholders of a corporation doing business entirely within the United States.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-KSB for the fiscal year ending December 31, 2006. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur, or the timing of such costs.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this report. We derived the financial data for the period January 1 through March 31, 2006 and as of December 31, 2005, 2004 and 2003 from the predecessor’s financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	(dollars in thousands)
	Three months ended March 30,		Twelve Months Ended December 31,
	2006	2005	2005	2004	2003
Consolidated Statements of Operation Data:
Revenue	14,442	10,519	46,148	35,730	7,914
Cost of Sales	(6,920)	(6,089)	(25,674)	(21,939)	(7,530)
Gross Profit	7,522	4,430	20,474	13,790	384
Operating Expenses
Selling Expenses	(4,409)	(2,457)	(11,187)	(8,742)	—
Marketing	(20)	(8)	(47)	(4)	—
General and Administrative	(2,282)	(1,388)	(5,774)	(3,939)	(304)
Income from Operations
Other Income (Expense), net	456	160	892	531	40
Loss from disposition of Assets	—	(1)	(1)	(42)	—
Interest Expense	(17)	(4)	(41)	(6)	(3)
Income Before Taxes	1,250	732	4,316	1,588	117
Income Taxes	(192)	(139)	(793)	(285)	(30)
Net Income	1,058	593	3,523	1,303	87
Basic Earnings Per Share (in US$)	1,058	593	3,523	1,303	87
Diluted Earnings Per Share	—	—	—	—	—
Basic Weighted Average Number of Shares Outstanding	1,000	1,000	1,000	1,000	1,000
Diluted Weighted Average Number of Shares Outstanding	—	—	—	—	—
Reconciliation to Normalized EBITDA:
Net Income (Loss)	1,058	593	3,523	1,303	87
Income Taxes	192	138	793	285	30
Interest Income	2	—	—	—	—
Other Income	437	156	850	483	37
Depreciation & Amortization	42	28	118	55	23
Non-Recurring Expenses
Normalized EBITDA(1)	853	603	3,584	1,160	103

	As at March 31, 2006	As at December 31,
		2005	2004
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	905	935	419
Working Capital	1,369	4,693	641
Total Assets	7,163	10,812	4,744
Total Debt	(5,289)	(5,325)	(3,184)
Total Shareholders’ Equity	1,874	5,487	1,561

(1)	EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of WT Holdings for the three months ended March 31, 2006 and 2005 and the fiscal years ended December 31, 2005, 2004 and 2003 should be read in conjunction with Selected Consolidated Financial Data and WT Holdings’ financial statements and the notes to those financial statements that are included as exhibits to this current report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We operate outlet and discount shopping centers catering principally to tourists visiting Hong Kong from other parts of mainland China who are brought directly to our shopping centers through a large network of travel companies and tour operators. We offer this captive group of tourists discount prices on selected international brands in a wide range of merchandise categories such as consumer electronics, cosmetics, watches, dietary supplements, health care products and optical instruments, producing high sales volume and rapid inventory turnover. The high sales volume and rapid inventory turnover provide us with volume purchasing power, and combined with the relatively low overhead of our shopping centers strategically located in low to moderate rent districts, we have been able to quickly achieve profitability since our inception, and continue to grow our profits over the past several years.

Virtually all of our customers are brought to our shopping centers by various mainland Chinese travel companies and travel tour operators. Through our relationships with over 100 Chinese travel companies and tour operators, our shopping centers received an average of over 1,000 visitors per day, and currently receive an average of over 2,000 visitors per day, principally from mainland China.

We source products from over 110 vendors. Our strong sales volume, rapid inventory turnover and strong relationships with vendors allow us to take advantage of volume discounts and favorable trade credit terms.

Our shopping centers range in size from 13,000 square feet to 20,000 square feet and the floor plans resemble a typical department store. We seek shopping center locations in areas with reasonable rents and with readily available parking space for large tour buses. Because such locations tend to be in the non-commercial areas of Hong Kong, the tourists that are transported to our shopping centers generally have little opportunity to shop elsewhere other than at our shopping centers. By selecting sites with very reasonable rents located in non-commercial areas, we are able to reduce our overhead expenses and face virtually no competition from other retailers near our shopping centers.

Our merchandising strategy is to provide our customers with a broad range of well known, branded products that are the most popular in their respective categories, at prices consistently lower than could be obtained by our shoppers in mainland China. We seek to limit specific items in each product line to fast selling models, sizes and colors, focusing on selling popular products at high volume. As such, our product line is relatively streamlined and each shopping center only carries approximately 500 to 900 active stock keeping units (“SKUs”).

Our founder, Mr. Ricky Kee Kwong Tsoi, has over fifteen years of experience in management, sales training, retail operations, channel distribution, real estate, hospitality and tourism.

We own and operate two trading subsidiaries – Raffle Limited and Sure Profits Trading Limited, which engage in the import and local distribution of consumer electronic products. We believe we have established a reputation of reliable, quality service among our business and retail customers. We source our product from suppliers worldwide in order to provide our customers with an extensive variety of products at competitive prices. We have also established a comprehensive quality assurance and service protocol. Our customers are entitled to a full refund within 14 days of their purchase of a product if the product does not meet their satisfaction. In cases where there is a manufacturer’s warranty, during the warranty period our customers can bring their products directly to manufacturers in China, including Hong Kong and Macao, for repair. We mark receipts for our products with a special symbol to denote our guarantee that the product authentic and sourced directly from the manufacturer or an authorized dealer.

We have aggressively pursued development of our retail business, with a focus on international tourists in Hong Kong. Over the past several years we have become the largest retail enterprise in this market, and now operate three shopping centers with a combined total area of 60,000 square feet. Tourists from mainland China account for over 90% of our customers, and during peak periods we have over 100,000 customer visits per month. Because of our extensive product selection and high quality service, we believe we have become the tourist shopping mall of first choice for mainland China tour groups and other tour groups visiting Hong Kong.

Quarterly Results May Fluctuate

Our business is subject to some seasonality, with decreases in sales during the winter months due to decreases in travel and tourist activity, and increases in sales during the summer months due to increases in such activity. See the section of this report titled “Business - Seasonality.” Due to the seasonality of our sales, our quarterly results will fluctuate, perhaps significantly. Our operating results can also be impacted by the supply of products from suppliers caused by manufacturing delays or delivery issues. Additionally, the offering of new products or utilization of new sales channels can cause our quarterly operating results to fluctuate. For a discussion of these and other risks related to seasonality of our business, see “Risk Factors.”

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition or plan of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Accounts receivables. Accounts receivable consist primarily of trade receivables and amounts due from banks for customer credit card transactions. Accounts receivable are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. We evaluate the credit risks of our customers utilizing historical data and estimates of future performance.

Inventories. We value inventory at the lower of cost or market, using the first-in, first-out or weighted average basis method, and regularly reviews the book value of discontinued product lines and stock keeping units to determine if these items are properly valued. If the market value of the product is less than cost, management will write down the related inventory to the estimated net realizable value. The management regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on the company’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination is made.

Property and equipment. Property and equipment are recorded at cost less accumulated depreciation and amortization and impairment losses. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Property and equipment held-for-sale are measured at the lower of their carrying amount or fair value less cost to sell.

Depreciation or amortization for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold properties	the shorter of the useful life or the remaining lease term
Leasehold improvements	the shorter of the useful life or the remaining lease term
Furniture and fixtures	5 years
Motor vehicles	5 years
Office equipment	5 years

Impairment of long-lived assets. We account for impairment of property, plant and equipment and amortizable intangible assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed Of, which requires us to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Revenue recognition. Our revenue includes sales. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Sales revenue is recognized net of sales discount and actual returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns.

Results of Operations

Comparison of Years Ended December 31, 2004 and December 31, 2005.

Sales. During fiscal year 2005, our total sales increased from $35.7 million to $46.1 million, representing an increase of 29.1%. Total sales consists of sales and sales to related parties. Our sales increased from $34.3 million in 2004 to $38.6 million in 2005, an increase of 12.5%. This increase in sales was primarily attributable to the increase in the number of tourist visits from approximately 362,346 in fiscal 2004 to 451,286 in fiscal 2005, an increase of 24.5% compared with 2004, which was achieved through our efforts in attracting and building relationships with more tour companies and operators, who send tourists to our shops. In addition to an increase in tourist visits, we experienced an increase in average spending per tourist from $76.50 in fiscal 2004 to $79.80 in fiscal 2005 occurred, or 4.3%, which further added to our total sales.

Related Party Sales. Our sales to related parties increased from $1.4 million in 2004 to $7.6 million in 2005, representing an increase of 443%. Related party sales consisted primarily of sales to Max Surplus, which constituted $6.1 million, or 81% of related party sales in 2005, and $1.2 million, or 85% of related party sales in 2004. Max Surplus was acquired by us on December 15, 2005. Accordingly, sales to Max Surplus prior to its acquisition was reflected in related party sales for 2004 and 2005. Sales to Max Surplus occurring after its acquisition by us were treated as inter-company sales, and were eliminated as a part of the consolidation. The remainder of related party sales were to China World Development Limited.

Cost of Sales. Cost of sales increased from $21.9 million in 2004 to $25.7 million in 2005, representing an increase of 17.4%. Cost of sales as a percentage of total sales, however, decreased from 61.4% in fiscal 2004 to 55.6% in fiscal 2005, as a result of an increase in the volume of merchandise purchased from vendors, which enabled us to negotiate favorable bulk discount rates on merchandise. We benefited from these negotiated discounts in 2005, and achieved a lower increment on cost of sales as a percentage of total sales, from 29.1% in 2004 to 17.4% in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $12.7 million in fiscal 2004 to $17.0 million in fiscal 2005, an increase of 33.9% from 2004. Our selling expenses increased by $2.5 million in fiscal 2005, representing a 28.7% increase from fiscal 2004. This increase was mainly due to an increase in operational activity associated with higher sales. The increase in general and administrative expenses from $3.9 million to $5.8 million reflected higher salary cost for added sales and management personnel needed to process the increased sales volume. As a percentage of net sales, selling, general and administrative expenses increased slightly from 35.5% in 2004, to 36.9% in 2005.

Other Income. Other income mainly represented the gain on exchange from converting RMB received from customers to Hong Kong Dollars. Total other income increased from $0.5 million in fiscal 2004 to $0.9 million in fiscal 2005 because of the increase of sales volume involving RMB settlement.

Comparison of Years Ended December 31, 2003 and December 31, 2004.

Sales. We had no retail operations in fiscal 2003. Accordingly, the increase in total sales from $7.9 million to $35.7 million in 2004 relative to the prior year was primarily the increase in retail revenue resulting from commencement of retail operations. Related party sales, which is a component of our total sales, was zero in 2003, and $1.4 million in 2004.

Cost of Sales. Cost of sales increased from $7.5 million to $21.9 million in 2004 as compared with the prior year. This increase in cost of sales was due primarily to the commencement of our full scale retail operations in 2004. The cost of sales as a percentage of total sales, however, decreased from 95.1% in fiscal 2003 to 61.4% in fiscal 2004. The decrease in cost of sales as a percentage of total sales was primarily a result of accelerating sales from our retail newly established retail operations, and improved cost leverage with vendors due to increased volumes of merchandise purchased to feed our retail operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $0.3 million in fiscal 2003 to $12.7 million in fiscal 2004. The substantial increase in selling expenses and general and administrative expenses of $8.7 million and $3.6 million respectively compared with fiscal 2003 was mainly attributable to the increase in retail store sales and operational expenses in fiscal 2004.

Other Income. Other income mainly represented the gain on exchange from converting RMB received from customers to Hong Kong Dollars. Total other income increased from $37,000 in fiscal 2003 to $0.5 million in fiscal 2004 because of the increase of sales volume in our retail stores.

Comparison of Quarter Ended March 31, 2005 and March 31, 2006.

Sales. During the three months period ended March 31, 2006, total sales increased 37.3% from $10.5 million to $14.4 million relative to the prior period. Although the average spending of each tourist decreased from USD $79.30 in the first quarter of 2005 to USD $68.90, a decrease of 13.1% in the first three months ended March 31, 2006 relative to the prior period because of more tourists coming from other cities with lower average household income, the increase in number of tourist customer visits in the first three months period ended March 31, 2006 from about 103,597 to 191,851, an increase of 85.2% compared with the prior period, not only compensated for the decrease in average spending but also increased overall revenue. The growth in the number of tourist customer visits in the first three month period ended March 31, 2006 was mainly due to our acquisition of Max Surplus which accounted for approximately 59,580 more tourist visits in the period and the addition of quality tour operators to bring their tourists to our shops.

Cost of Sales. Cost of sales increased from $6.1 million to $6.9 million for the three month period ended March 31, 2006 as compared with the prior period. This 13.1% increase in the cost of sales was mainly attributable to increased operational activity associated with the 37.3% increase in sales. Cost of sales as a percentage of total sales, however, decreased from 57.9% for the three month period ended March 31, 2005 to 47.9% for the three month period ended March 31, 2006. The decrease in cost of sales as a percentage of total sales was primarily a result of marginal improvements in our bargaining leverage with vendors from increased volumes of merchandise purchased from our vendors.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $3.9 million for the three month period ended March 31, 2005 to $6.7 million for the three month period ended March 31, 2006. The increase in expense was mainly the increase in selling expenses of $1.9 million and an increase in general and administrative expenses of $0.9 million. The increase reflected an increase in our costs payable to our tour operator partners for attracting more tourists and higher salary costs for added sales and management personnel to process the increased sales volume. As a percentage of total sales, selling, general and administrative expenses were 37.1% for the three months period ended March 31, 2005 and 46.5% for the three months period ended March 31, 2006.

Other Income. Other income mainly represented the gain on exchange from converting RMB received from customers to Hong Kong Dollars. Total other income increased from $0.2 million for the three months period ended March 31, 2005 to $0.4 million for the three months period ended March 31, 2006 due to increase in sales volume involving RMB settlement.

Related Party Transactions

For a description of our related party transactions see the section of this report entitled “Certain Relationships.”

Liquidity and Capital Resources

Cash Flows. We have funded our operations primarily through retained earnings and borrowings. Net cash flow provided by operations was $0.5 million in fiscal 2003, $1.5 million in fiscal 2004, and $3.0 million in fiscal 2005. Uses of cash were primarily to fund changes in working capital. Net cash flow used in investing activities was $0.1 million in fiscal 2003, $1.7 million in fiscal 2004, and $2.8 million in fiscal 2005. Uses of cash flow for investing activities include capital expenditures for property and equipment and purchase of short-term investments. In 2003, net cash flow used in financing activities was $0.3 million. In 2004, net cash flow provided by financing activities was $0.5 million and $0.3 million, respectively. In fiscal 2005, cash provided by financing activities originated primarily from proceeds from installment loans and capital leases, offset by a reduction in amounts due to shareholders.

In the first quarter of 2006, net cash flow provided by operations was $0.4 million. Also in the first quarter, net cash flow provided by investing activities was $4.0 million, primarily from the repayment of prior loans to officers, directors and significant shareholders. See section entitled “Certain Transactions.” In the first quarter of 2006, net cash flow used in financing activities was $4.7 million, due to a special dividend to shareholders to enable them to repay indebtedness to the Company.

Contractual Obligations and Off-Balance Sheet Arrangements. We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of March 31, 2006, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +
	(in thousands)
Contractual Obligations:
Total Indebtedness	64	64	—	—	—
Capital Lease Obligations	694	442	252	—	—
Operating Leases	901	455	415	31	—

Total Contractual Obligations:	1,659	961	667	31	—

Total indebtedness consists of an installment loan from a financial institution in Hong Kong.

Capital lease amounts primarily consist of vehicles and equipment to support our wholesale operations. See “Note 6 — Property, Plant and Equipment” in the notes to the consolidated financial statements, included elsewhere in this report.

Operating lease amounts include minimum lease payments under our non-cancelable operating leases for office facilities, as well as limited computer and office equipment that we utilize under lease arrangements. The amounts presented are consistent with contractual terms and are not expected to differ significantly, unless a substantial change in our headcount needs requires us to exit an office facility early or expand our occupied space.

Other purchase obligation amounts include minimum purchase commitments for advertising and other goods and services that were entered into through our ordinary course of business.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At March 31, 2006, we had approximately $0.9 million in cash and cash equivalents. A hypothetical 5% increase or decrease in either short term or long term interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. We generally transact business in Hong Kong Dollars, and do not have significant exposure to exchange rates between and among the U.S. Dollar or Chinese Renminbi (RMB). Since 1983, the Hong Kong Dollar has been pegged to the U.S. Dollar, and currently has an exchange rate of 7.75 Hong Kong Dollars for each U.S. Dollar. Our stores typically hold insignificant amounts of U.S. Dollars and RMB, i.e., 100,000 to 150,000 RMB, and $2,000 to $3,000 in U.S. Dollars. However, see the section titled “Risk Factors – Fluctuation in the value of RMB and Hong Kong Dollar relative to other currencies may have a material adverse effect on our business.”

EMPLOYEES

As of December 31, 2005, we had forty full-time employees, including management. None of these employees are represented by any collective bargaining agreements. Neither we nor any of the shopping centers have experienced a work stoppage. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that has had or may have a significant effect on our company. We are not aware of any other material legal proceedings pending against us.

FACILITIES

Our corporate headquarters are located in Hong Kong, where we lease an office of approximately 2,700 square feet. As a part of our planned expansion, management considering opening additional retail locations in Macau and Taiwan. In addition, we plan to acquire or lease an additional facility in connection with the expansion of our proprietary line of branded products.

Except for our plans for expansion, which are contingent upon raising the necessary capital, we believe that our existing space is adequate for our current anticipated operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms. We currently do not own any real property.

MANAGEMENT

Appointment of New Directors

In connection with the Exchange Agreement (as more fully described in Item 1.01 of this Current Report on Form 8-K), WT Holdings appointed five new directors to its board of directors. Furthermore, concurrent with the closing of the Exchange Agreement, Mr. Ke Huang, the former Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Secretary of WT Holdings, resigned from these positions. Immediately following the resignation of Mr. Huang, Mr. Ricky Kee Kwong Tsoi was appointed Chief Executive Officer, Mr. Danny Sau Kwong Leung was appointed Chief Operating Officer, Mr. Albert Chi Wai Wong was appointed Chief Financial Officer, and Ms. Anita Mei Kam Yeung was appointed Corporate Secretary, respectively, of WT Holdings.

Current Management

The following table sets forth the names and ages of our directors and executive officers, as of the date of this current report:

Name	Age	Position
Alex Chun Shan Yue	49	Chairman of the Board of Directors
Ricky Kee Kwong Tsoi	38	Director and Chief Executive Officer
Danny Sau Kwong Leung	39	Director and Chief Operating Officer
Albert Chi Wai Wong	40	Chief Financial Officer
Anita Mei Kam Yeung	39	Director and Corporate Secretary
Cary Pui Yee Shek	25	Director

Alex Chun Shan Yue has served as the Chairman of the board of directors of our predecessor since January 2006, and will continue to serve as the Chairman of the board of directors of the Company. Mr. Yue is a co-founder of the company, and has served as a director since 2005. Prior to joining the company, Mr. Yue served as Chief Executive Officer of China Jewelry Import & Export Limited, a retailer with a focus on Taiwanese and Malaysian outbound tourists, from 1987 to 1994. From 1992 to the present, Mr. Yue has been an entrepreneur in real estate and logistics at his own firm. Mr. Yue has over 21 years of experience in the retail and tourism industry.

Ricky Kee Kwong Tsoi is a founder of the Horizon Group and has served as the Chief Executive Officer of our predecessor since January 2006. Mr. Tsoi will continue to act as Chief Executive Officer and a director of the company. Prior to this position, Mr. Tsoi served as Managing Director at the Horizon Group from 2002 to 2006. From 2000 to the present, Mr. Tsoi has served as a director of various affiliated operating companies of the Horizon Group, including Forever Rise Holdings Limited, Horizon Corporation, Raffle Limited, Sure Profits Trading Limited, Manigood International Industrial Limited, Max Surplus International Development Limited, and Allied Fine Development Limited. Prior to joining us, Mr. Tsoi served as operations consultant to Smart Commerce Investment Ltd. from 1999 to 2000. From 1994 to 1999, Mr. Tsoi served as a retail shop manager for Happy Profit Enterprises Ltd. with a focus on consumer electronics retailing in the tourist market. From August 2001 to March 2006, Mr. Tsoi served on the board of directors of various Hong Kong-based trading companies. Mr. Tsoi also serves as a director of On Success International Trading Limited, an unaffiliated trading company. Mr. Tsoi has over 15 years of experience in the retail industry, with a particular focus on international trade in consumer electronics.

Danny Sau Kwong Leung has been the Chief Operating Officer of our predecessor since January 2006, and shall continue to serve as Chief Operating Officer and a director of the company. Prior to this position, Mr. Leung was our sales and operations specialist from 2002 to 2006. From 2000 to the present, Mr. Leung has served as a director of various affiliated operating companies of the Horizon Group, including Raffle Limited, Manigood International Industrial Limited, Max Surplus International Development Limited, and Allied Fine Development Limited. Prior to joining us, Mr. Leung served operations consultant to Chain World Development Ltd., which focused on consumer electronics retailing. Mr. Leung also serves as a director of On Success International Trading Limited, an unaffiliated trading company.

Albert Chi Wai Wong has been appointed as our Chief Financial Officer. Since 1995, Mr. Wong has been a certified public accountant at Albert Wong & Co., an independent public accounting firm based in Hong Kong, of which he is the sole proprietor. From 2000 to the present, Mr. Wong has been a director of P & T Secretaries Limited. Since 2002, Mr. Wong has also acted, and continues to act, as an independent director on the boards of various companies including Shenzhen Guo Ke Sun Shine Biological Technology Limited, Arts Optical International Holdings Limited, Kin Yat Holdings Limited, and Bonjour Holdings Limited. Mr. Wong holds a B.A. in Economics and Accounting from the University of Hong Kong, a law degree from the University of London, and a post-graduate law degree from the University of Hong Kong.

Anita Mei Kam Yeung has served on the board of directors of our predecessor since 2006, and as Executive Director, Accounting, since January 2006. Ms. Yeung shall continue to serve as the Executive Director of Accounting and a director of the company. In June 2006, Ms. Yeung was also appointed as Corporate Secretary of the Company. Prior to this position, since 2003 Ms. Yeung served as the Assistant to the Managing Director at Raffle Limited, an operating subsidiary of the Horizon Group, with responsibility for overseeing the company’s accounting and administrative functions. Prior to joining us, Ms. Yeung served as an accountant for Chain World Development Ltd. from 2000 to 2003. Ms. Yeung also serves on the board of directors of China Champion Investments (HK) Limited. Ms. Yeung holds a diploma in Accountancy from the University of Hong Kong.

Cary Pui Yee Shek has served on the board of directors of our predecessor since January 2006, and as an Executive Director with responsibility for overseeing our administrative and human resources departments. Ms. Shek shall continue to serve as an Executive Director, and a director on the board of directors, of the company. From December 2004 to the present, Ms. Shek has served as Assistant General Manager of Max Surplus International Development, a Horizon Group affiliate, with responsibility for overseeing its operations. From July 2004 to the present, Ms. Shek has also served as Assistant General Manager of Manigood International Industrial, a Horizon Group affiliate. Prior to joining us, from September 2003 to June 2004 Ms. Shek served as the Assistant to the Vice Chairman of Good Merit International Enterprise Limited, a subsidiary of Bonjour Cosmetics Wholesale Center Limited, responsible for overseeing the retail operations of the company. Ms. Shek holds a Bachelor of Economics and Finance degree from the University of Hong Kong.

Board of Directors

Our board of directors is currently composed of five members, all of whom are employees. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be between three (3) and seven (7), with the exact number determined from time to time by a majority of our board of directors or stockholders.

Mr. Yue has been elected as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with the Chief Executive Officer to review financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

We intend to review and select additional candidates to serve on our board of directors. Currently, none of the directors serving on our board are “independent,” within the meaning of the applicable federal securities laws. However, we expect to be able to attract and recruit additional candidates to serve on our board as independent directors, the timing of which will depend on the availability and willingness of qualified independent director candidates to serve in such capacity.

Board Committees

As of this date our board of directors has not appointed an audit committee or compensation committee, however, we are not currently required to have such committees. Accordingly, we do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

Director Compensation

Currently we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2005 by the Chief Executive Officer and each of our other four highest paid executives of our predecessor, Profits Dreams Development, Ltd., whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary compensation table

Annual compensation
Name and Principal Position		Salary(1)		Bonus	Other annual compensation
Ricky Kee Kwong Tsoi Chief Executive Officer and Director	2003 2004 2005	$	— 40,233 139,009	—	—
Danny Sau Kwong Leung Chief Operating Officer and Director	2003 2004 2005	$	— 32,883 131,845	—	—

(1)	Expressed in U.S. Dollars based on the interbank exchange rate of 7.75802 Hong Kong Dollars for each 1.00 U.S. Dollar, on June 1, 2006.

Options

We have not granted any options or stock appreciation rights to our named executive officers during the fiscal year ended December 31, 2005.

Incentive Stock Option Plan and Stock Bonus Plan

Prior to the share exchange transaction, the Company previously had in place an Incentive Stock Option Plan and a Stock Bonus Plan (collectively referred to as the “Plans”). As of March 31, 2006, no options or awards were issued and outstanding under these Plans.

Effective June 22, 2006, the board of directors terminated and discontinued the Company’s 1998 Incentive Stock Option Plan and 1998 Stock Bonus Plan. The board of directors plans to evaluate the Company’s need for equity incentive plans, and may institute such plans in the future if the board determines they are needed for compensation of its officers, directors and employees, or that formation of such plans is otherwise in the best interests of the Company.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful;

•	we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or other agreements;

•	we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

•	the rights conferred in our bylaws are not exclusive.

We have entered into indemnification agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and our amended and restated bylaws and to provide additional procedural protections. Currently, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Our board of directors has authorized management to negotiate and obtain directors’ and officers’ liability insurance.

EMPLOYMENT AND SEVERANCE AGREEMENTS

We are a party to executive employment agreements with Mr. Yue, Mr. Tsoi, Mr. Leung, Mr. Wong and Ms. Yeung, which we have assumed from PDD effective upon the closing of the transactions under the Exchange Agreement. The agreements are terminable at will by either the employee of the Company upon three months’ prior notice to the other party. The following is a summary of the compensation to be paid under these agreements to our executive officers:

Summary of Compensation Under Employment Agreements

	Annual Compensation
Name and Principal Position	Salary(1)	Bonus(2)	Other annual compensation(2)
Alex Chun Shan Yue Chairman of the Board	$296,596	—	—
Ricky Kee Kwong Tsoi Chief Executive Officer	$296,983	—	—
Danny Sau Kwong Leung Chief Operating Officer	$205,723	—	—
Albert Chi Wai Wong Chief Financial Officer	$111,369	—	—
Anita Mei Kam Yeung Corporate Secretary	$54,137	—	—

(1)	Expressed in U.S. Dollars based on the interbank exchange rate of 7.75802 Hong Kong Dollars for each 1.00 U.S. Dollar, on June 1, 2006.

(2)	As of the date hereof, bonuses and other annual compensation for 2006 have not been determined by the Board of Directors or committee thereof.

Further, the board of directors may award executive officers and other key personnel, including consultants, with option grants and/or bonuses based upon performance. Under our agreements with our executive officers, we may adjust the salaries and benefits payable from time to time at our discretion.

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth information regarding the beneficial ownership of our common stock as of June 16, 2006, for each of the following persons, prior to the transactions contemplated by the Exchange Agreement:

•	each of our directors and named officers of the Company prior to the closing of the Exchange Agreement;

•	all of the directors and executive officers as a group prior to the closing of the Exchange Agreement; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o WT Holdings Corporation, Room 402-404, 4/F, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong. The percentage of class beneficially owned set forth below is based on 98,142,476 shares of common stock outstanding on June 16, 2006.

Name of stockholder	Number of Shares beneficially owned	Percentage of class beneficially owned before the Transaction
Named executive officers and directors:
Ke Huang	—	0.0%
Other 5% Stockholders:
Central Class Holdings Ltd.(1)	53,749,773	54.8%
All directors, director nominees, and executive officers as a group (one person)	—	0.0%

(1)	The mailing address of Central Class Holdings Ltd. is Room 402-404, 4/F, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong.

SECURITY OWNERSHIP AFTER CHANGE OF CONTROL

The following table sets forth information regarding the beneficial ownership of our common stock as of June 28, 2006, for each of the following persons, after giving effect to transaction under the Exchange Agreement:

•	each of our directors and each of the named officers in the “Management—Executive Compensation” section of this report;

•	all directors and executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o WT Holdings Corporation, Room 402-404, 4/F, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong. The percentage of class beneficially owned set forth below is based on 98,142,476 shares of common stock outstanding on June 28, 2006.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares beneficially owned	Option Shares	Percentage of class beneficially owned after the Transaction
Ricky Kee Kwong Tsoi (1)	68,699,565	—	70.0%
Danny Sau Kwong Leung	—	—	0.0%
Alex Chun Shan Yue (2)	68,699,565	—	70.0%
Albert Chi Wai Wong	—	—	0.0%
Anita Mei Kam Yeung	—	—	0.0%
Cary Pui Yee Shek	—	—	0.0%
All directors and executive officers as a group (6 persons)	68,699,565	—	70.0%

5% Stockholders:
Forever Rise Holdings Limited (3)	68,699,565	—	70.0%
Central Class Holdings Limited (4)(5)	1,962,834	—	14.4%

*	Represents less than one percent (1%).

(1)	Includes 68,699,565 shares of common stock held by Forever Rise Holdings Limited, a British Virgin Islands corporation, of which Mr. Tsoi is a majority stockholder and a director. Mr. Tsoi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(2)	Includes 68,699,565 shares of common stock held by Forever Rise Holdings Limited, of which Mr. Yue is an approximate 12% shareholder and a director. Mr. Yue disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(3)	The mailing address of Forever Rise Holdings Limited is Room 402-404, 4/F, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong.

(4)	Includes the effect of the cancellation of 39,605,100 shares of common stock pursuant to the Agreement and Plan of Share Exchange. See Item 1.01 of this current report.

(5)	The mailing address of Central Class Holdings Limited is Room 402-404, 4/F, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong.

CERTAIN TRANSACTIONS

Agreement and Plan of Share Exchange

On June 22, 2006, WT Holdings Corporation, a Delaware corporation (formerly Fortune Entertainment Corporation) (the “Registrant” or “WT Holdings”) executed a Share Exchange Agreement (“Exchange Agreement”) by and among Profits Dreams Development Limited, a company organized and existing under the laws of the British Virgin Islands (“PDD”), and PDD’s shareholders, including Ricky Kee Kwong Tsoi, Alex Chun Shan Yue, and Horizon Corporation (the “PDD Shareholders”), Forever Rise Holdings Limited (“FRHL”) and its shareholders on the one hand, and WT Holdings on the other hand. Under the Exchange Agreement, on the Closing Date, the Registrant issued shares of the Registrant’s common stock (the “WT Holdings Shares”) to FRHL in exchange for 100% of the common stock of PDD. As a result of this transaction, FRHL became the controlling stockholder of WT Holdings, and PDD became the wholly-owned subsidiary of WT Holdings Corporation.

Stockholders of the Reorganized Company

After the closing of the Exchange Agreement, the former shareholders of WT Holdings immediately prior to the effective date held approximately 20% of the combined Company’s issued and outstanding shares.

Transactions with Officers, Directors and Affiliates

At December 31, 2005, trade receivables from related parties consist of:

	2005	2004
China World Development Limited (a company controlled by Mr. Ricky Kee Kwong Tsoi, a director of the Company)	$339,577	$121,449
Max Surplus International Development Limited (see note 8)	—	199,542

	339,577	320,991

Trade accounts receivable from related parties arose from sales to those related companies in the ordinary course of PDD’s business.

At December 31, 2005, amounts due from related parties consist of:

	2005	2004
Due from directors/shareholders:
Mr. Ricky Kee Kwong Tsoi, Chief Executive Officer	$2,407,834	$764,974
Mr. Alex Chun Shan Yue, Chairman	828,703	50,537
Mr. Danny Sau Kwong Leung, Chief Operating Officer	79,335	49,511
Mr. Kay Yiu Choi, a brother of Mr. Ricky Kee Kwong Tsoi	64,500	—
Mr. Ip Chung Sang, a director of the Company’s subsidiary	36,257	4,978
Mr. Ngan Chun Man, a director of the Company’s subsidiary	11,625	3,538
LTT Technologies Ltd., a company controlled by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	318,419	83,213

	3,746,673	956,751

Due from related parties:
Max Surplus International Development Limited (see Note 8)	$—	$16,335
Maximum Media Ltd., a company owned by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	4,140	—
Horizon Corporation Limited, intermediate holding company	119,388	—

	123,528	16,335

Balances with directors, related parties or companies represent advances to or loans from the respective directors or related parties or companies. These balances are interest free and unsecured and have no fixed repayment date. Amounts due from directors/shareholders have been settled by way of setoff against the dividends declared and payable on January 17, 2006 as discussed below.

Subsequent to the end of fiscal year 2005, on January 17, 2006, PDD declared a special dividend of $4,666,180 to its shareholders, which shall be paid partially by way of setoff against the amounts due from the shareholders and partially in cash.

During the years ended December 31, 2005 and 2004, PDD earned sales revenue of $1,197,278 and $164,239, respectively from China World Development limited, a related company which is controlled by Mr. Ricky Kee Kwong Tsoi, a director and shareholder of PDD.

On December 15, 2005, PDD acquired 50% of the outstanding common shares of Max Surplus International Development Limited from Mr. Ricky Kee Kwong Tsoi, a director of PDD, for approximately $201,500, including $8,000 of cash and common stock valued at $193,500 to be issued by a public company with which PDD shall merge by way of reverse acquisition. Max Surplus operates a discount shopping center in Hong Kong selling cell phones, small appliances, electronics, cameras and supplies, health and beauty products to tourists from mainland China.

Before the acquisition of Max Surplus International Development Limited, PDD’s sales to Max Surplus amounted to $6,364,167 and $1,239,518, and PDD’s purchases from Max Surplus amounted to $1,299,554 and $128,571 for the years ended December 31, 2005 and 2004, respectively. In November

2004, PDD transferred the business of a discount shopping center together with the related rental deposit, leasehold improvements, furniture and fixtures to Max Surplus for a total consideration of $159,216 cash.

On November 24, 2005, PDD signed a sale and purchase agreement with Ms. Cheng Shuk Wan, the spouse of Mr. Ricky Kee Kwong Tsoi, a director of PDD, whereby PDD disposed of a property under capital lease to Ms. Cheng Shuk Wan for $419,250 of cash. The transaction was closed and completed on February 2, 2006.

CHANGES IN ACCOUNTANTS

On June 28, 2006, the Company consummated its acquisition of the Horizon Group pursuant to the Exchange Agreement. Prior to this, on November 30, 2005, Central Class Group Holdings Ltd. acquired majority control of the Company by purchasing shares from former controlling shareholders, together with the issuance of new shares by the Company.

The Company’s prior independent registered public accounting firm had been Schumacher & Associates, Inc. On April 19, 2006, the company terminated its relationship with Schumacher & Associates following the change in control of the company on November 30, 2005. During the fiscal year ended December 31, 2004, the financial statements of the Registrant did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope, or accounting principles, except that such financial statements were prepared assuming the company will continue as a going concern. In addition, during the last two fiscal years, including the subsequent interim periods ended March 31, 2006, through the date of termination, there were no disagreements between the company and Schumacher & Associates on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Schumacher & Associates, would have caused Schumacher & Associates to make reference to the subject matter of the disagreement in connection with its reports.

On April 19, 2006, the Board of Directors engaged the accounting firm of Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”) as our independent public accountants to audit our financial statements for the fiscal year ending December 31, 2005. During the fiscal years ended December 31, 2004 and 2005, through April 19, 2006, we did not consult with Moore Stephens regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. During the our fiscal years ended December 31, 2004 and 2005, through April 19, 2006, we did not consult with Moore Stephens regarding any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-B.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated certificate of incorporation

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of June 28, 2006, there were 98,142,476 shares of the Company’s common stock outstanding, and no shares of preferred stock outstanding, held of record by approximately 396 persons (not including beneficial owners who hold shares at broker/dealers in “street name”).

Common Stock

Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding-up of WT Holdings, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors will have the authority, without any action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Options

As of December 31, 2005, we had no options issued and outstanding. Effective June 22, 2006, the Company has terminated is prior stock incentive plan and stock bonus plan. See “Management – Stock Incentive Plan and Stock Bonus Plan.”

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our amended and restated certificate of incorporation and bylaws, as applicable, among other things:

•	provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board;

•	provide that special meetings of stockholders can be called by the chairman of the board of directors, the president, the board of directors or by a majority of the stockholders. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board of directors, the president or any such stockholder;

•	provide for an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	eliminate cumulative voting in the election of directors. Under cumulative voting, a minority of stockholders holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

•	allow us to issue up to 5,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above.

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock is not listed on any stock exchange. The common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “WTHD”. From the date of the change in control of our company on November 30, 2005 to the present, there has been no active trading market for our common stock. As of June 16, 2006, there were approximately 396 stockholders of record of our common stock and no preferred stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company. Its address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future on our Common Stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Item 3.02	Unregistered Sales of Equity Securities

Prior to the closing of the Exchange Agreement, on November 30, 2005, the Company issued (i) 3,000,000 shares of its common stock, and (ii) a Promissory Note in the amount of $126,000, pursuant to the Securities Purchase Agreement dated November 21, 2005, and such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. A copy of the Promissory Note was filed as Exhibit 10.1 to the Company’s Form 8-K with the Securities and Exchange Commission on December 1, 2005 and is incorporated herein by reference.

Prior to the closing of the Exchange Agreement, on April 19, 2006, the Board of Directors of the Company approved a proposal to amend and restate three outstanding promissory notes issued by the Company, in the aggregate principal amount of $229,537. Under the proposal, the promissory notes shall be amended and restated to (i) extend the maturity date of the notes to July 20, 2006, and (ii) add a provision to make the promissory notes convertible into common stock of the Company, or common stock equivalents, at a conversion price of $0.007630 per share.

Prior to the closing of the Exchange Agreement, in connection with actions taken by WT Holdings Corporation to restructure and settle its remaining indebtedness, and as approved by its board of directors, on May 18, 2006 the company entered into an Agreement of Amendment and Restatement of Promissory Note, under which it agreed to amend and restate a promissory note in the principal amount of $126,000, with accrued interest in the amount of $2,800 (“WT Note”). The WT Note was amended and restated to extend its maturity date to July 20, 2006. As a condition to such extension, the note was amended and restated as four separate notes, issued to the same holder as the WT Note, and made convertible into shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock.

In addition, on May 18, 2006, the company entered into an Assignment and Assumption Agreement (“Kaneb Note Agreement”) with W.B. Capital Group, Inc. (“WB”), under which a promissory note in the principal amount of $44,256 held by WB was amended, restated, assigned to and assumed by four assignees. None of the assignees were “affiliates” of the company (as defined under Rule 144(a)(2)). Prior to such transaction, on March 28, 2002, the company entered into a loan agreement with Andrew Kaneb, an individual non-affiliate of the Company (“Kaneb”), pursuant to which Kaneb loaned a principal amount of $30,000 to the company, with an interest rate of 5% per annum (the “Kaneb Note”). On July 1, 2002, the Kaneb Note was extended for an additional six months with an interest rate of 20% per annum. On November 21, 2005, the Kaneb Note was assigned to and assumed by WB, a non-affiliate of the company, pursuant to an Assignment and Assumption Agreement, for cash consideration of $35,000 paid to Kaneb. On November 21, 2005, the assigned and assumed Kaneb Note was amended and restated, in the form of a promissory note with a principal amount of $44,256.00 bearing interest at a rate of 5% per annum (“First Amended and Restated Note”). Finally, pursuant to the Kaneb Note Agreement, WB assigned, and the assignees assumed, the obligations under the First Amended and Restated Note, with revised terms and conditions. These revisions included an extension of the maturity date to July 20, 2006. As a condition to such extension, the note was amended and restated as four separate notes with an aggregate principal amount of $45,239 (representing principal and accrued interest on the note), issued to the assignees, and made convertible into shares of Common Stock of the company at a conversion price of $0.002438 per share. The assignees were bona fide purchasers who paid consideration to WB in exchange for the amended and restated notes.

Further, as approved by the board of directors, on May 18, 2006, the company entered into an Assignment and Assumption Agreement with WB (“Zanoni Note Agreement”), under which a promissory note in the principal amount of $59,281 held by WB was amended, restated, assigned to and assumed by eight assignees, none of whom were affiliates of the company. Prior to such transaction, on March 15, 2001, the Zanoni Family Limited Partnership (“Zanoni”) loaned the company $25,000 in exchange for a promissory note in the principal amount of $25,000 bearing interest at a rate of 11% per annum (“March 2001 Note”). On June 18, 2001, Zanoni loaned the company $15,000 in exchange for an additional promissory note in the principal amount of $15,000 bearing interest at a rate of 11% per annum (“June 2001 Note”) (the March 2001 Note and June 2001 Note are referred to as the “Zanoni Notes”). On November 21, 2005, the Zanoni Notes were assigned to and assumed by W.B. Capital Group, a non-affiliate of the company, pursuant to an Assignment and Assumption Agreement, for cash consideration of $45,000 paid to Zanoni. On November 21, 2005, the assigned and assumed Zanoni Notes were further amended and restated, and combined into a single promissory note with a principal amount of $59,281 bearing interest at a rate of 5% per annum (“First Amended and Restated Note”). Finally, pursuant to the Zanoni Note Agreement, WB assigned, and the assignees assumed, the obligations under the First Amended and Restated Note, with revised terms and conditions. These revisions included an extension of the maturity date to July 20, 2006. As a condition to such extension, the note was amended and restated as nine separate notes with an aggregate principal amount of $60,598 (representing principal and accrued interest on the note), issued to eight assignees, and made convertible into shares of Common Stock of the company at a conversion price of $0.002438 per share. The assignees were bona fide purchasers who paid consideration to WB in exchange for the amended and restated notes.

Pursuant to the Agreement of Amendment and Restatement of Promissory Note, Kaneb Note Agreement, and Zanoni Note Agreement, respectively, as described in Item 1.01, incorporated by reference into this Item 3.02, the company issued amended and restated promissory notes convertible into an aggregate of 52,706,202 shares of Common Stock, 1,200,000 shares of Series A Preferred Stock, 1,200,000 shares of Series B Preferred Stock and 1,200,000 shares of Series C Preferred Stock of the Company. These convertible notes were issued pursuant to an exemption under Section 4(2) under the Securities Act. Under the terms of the amended and restated promissory notes, the holders of such notes were granted the right to convert the principal and accrued interest under the notes into the above-described capital stock of the company. No cash consideration was received by the company in connection with the amendment and restatement of the notes, however, the assignees paid consideration to WB in exchange for the notes.

Effective on May 18, 2006, and in accordance with the terms and conditions of the above-mentioned amended and restated promissory notes, the holders of those promissory notes elected to convert the principal and accrued interest under the notes into (i) 96,117,242 shares of Common Stock, (ii) 1,200,000 shares of Series A Preferred Stock, (iii) 1,200,000 shares of Series B Preferred Stock, and (iv) 1,200,000 shares of Series C Preferred Stock, respectively, of the company. These shares were issued pursuant to an exemption under Section 4(2) under the Securities Act. In consideration for the shares issued, all indebtedness of the company under the notes was cancelled.

Effective on May 19, 2006 (i) holders of a majority of the company’s Series A Preferred Stock elected to convert all of the issued and outstanding shares of Series A Preferred Stock, consisting of 1,228,143 shares, into 10,235 shares of common stock of the company at a conversion ratio of 0.008333 shares of common stock for each share of Series A Preferred Stock, (ii) holders of a majority of the company’s Series B Preferred Stock elected to convert all of the issued and outstanding shares of Series B Preferred Stock, consisting of 1,228,143 shares, into 10,235 shares of common stock of the company at a conversion ratio of 0.008333 shares of common stock for each share of Series B Preferred Stock; and (iii) holders of a majority of the company’s Series C Preferred Stock elected to convert all of the issued and outstanding shares of Series C Preferred Stock, consisting of 1,232,143 shares, into 10,268 shares of common stock of the company at a conversion ratio of 0.008333 shares of common stock for each share of Series C Preferred Stock. These conversions were pursuant to the terms of the company’s Certificate of Incorporation and Certificates of Designation for the respective series of preferred stock of the company, as amended.

Immediately following (i) the conversion of the foregoing promissory notes, and (ii) conversion of each series of preferred stock into common stock, the company had a total of 98,142,476 shares of common stock outstanding, and no shares of preferred stock outstanding.

Pursuant to the Exchange Agreement, the Company issued 68,699,565 shares of common stock to the shareholders of FRHL. These shares were issued as a part of a share exchange, which was exempt from registration pursuant to Regulation S under the Securities Act of 1933. See Item 5.01 for additional details regarding this share issuance.

Item 5.01	Changes in Control of Registrant.

In connection with the Exchange Agreement, (i) the Company issued 68,699,565 shares of common stock to the shareholders of FRHL in exchange for 100% of the outstanding shares of PDD, and (ii) Central Class Group Ltd. and other shareholders of the Company agreed to cancel and forefeit

68,699,565 shares of common stock held by it. As a result of the transactions under the Exchange Agreement, (i) there were a total of 98,142,476 shares of WT Holdings common stock issued and outstanding, and no shares of preferred stock outstanding, (ii) the prior stockholders WT Holdings (who prior to the transaction owned 100% of the shares), now own 30% of the issued and outstanding shares of WT Holdings, and (iii) the remaining 70% of the issued and outstanding common stock of WT Holdings are now held by the FRHL Shareholders.

The closing of the transaction under the Exchange Agreement occurred on June 28, 2006. A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Resignation of Directors

Effective June 28, 2006, Mr. Ke Huang (“Mr. Huang”) resigned as the sole member of the board of directors of the company. There were no disagreements between Mr. Huang and any officer or director of the company. The company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Huang and informed him that he may furnish the company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the company requests that he provide the respects in which he does not agree with the disclosures. The company will undertake to file any letter received from Mr. Huang, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(b)	Resignation of Officers

Effective June 28, 2006, Mr. Huang resigned as the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Secretary of the company.

(c)	Appointment of Directors

Effective June 28, 2006, the following persons were appointed as members of the Board of Directors:

Alex Chun Shan Yue

Ricky Kee Kwong Tsoi

Danny Sau Kwong Leung

Anita Mei Kam Yeung

Cary Pui Yee Shek

Descriptions of the newly appointed directors and officers can be found in Item 2.01 above, in the section titled “MANAGEMENT – Current Management.”

(d)	Appointment of Officers

Effective June 28, 2006, the following persons were appointed as executive officers of the company, with the respective titles as set forth opposite his or her name below:

Name of Officer	Title/Position
Alex Chun Shan Yue	Chairman of the Board
Ricky Kee Kwong Tsoi	Chief Executive Officer
Danny Sau Kwong Leung	Chief Operating Officer
Albert Chi Wai Wong	Chief Financial Officer
Anita Mei Kam Yeung	Secretary

Descriptions of the newly appointed directors and officers can be found in Item 2.01 above, in the section titled “MANAGEMENT – Current Management.”

Item 9.01	Financial Statement and Exhibits.

(a) Financial Statements of the Business Acquired

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Profits Dreams Development Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Profits Dreams Development Ltd. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (in the United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Profits Dream Development Ltd. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 of the consolidated financial statements, the Company has engaged in significant related party transactions.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

May 4, 2006

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$935,138	$418,921
Trade accounts receivable, less allowance for doubtful accounts of $19,350 at December 31, 2005 and zero at 2004	760,853	588,406
Trade accounts receivable—related party	339,577	320,991
Inventories	1,828,838	1,177,878
Due from directors and shareholders	3,746,673	956,751
Due from related parties	123,528	16,335
Deposits and prepaid expense	1,548,902	143,710
Other receivables	341,384	172,755

Total current assets	9,624,893	3,795,747

PROPERTY, PLANT AND EQUIPMENT, net	580,266	819,664

OTHER ASSETS:
Long-term loans, net	70,305	6,430
Long-term rental and utilities deposits	117,189	122,230
Property held-for-sale	419,250	—

Total other assets	606,744	128,660

Total assets	$10,811,903	$4,744,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	2,001,122	1,125,456
Accrued liabilities	748,138	732,536
Customer deposits	17,454	12,402
Due to shareholders	575,449	970,749
Taxes payable	1,086,395	304,105
Current maturities of long-term debt	503,018	9,668

Total current liabilities	4,931,576	3,154,916

Deferred tax liabilities	15,556	15,508
Long-term debts	378,262	13,122

Total non-current liabilities	393,818	28,630

Total liabilities	5,325,394	3,183,546

COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS’ EQUITY:
Common stock, $1 par value, 50,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	387,000	—
Retained earnings	5,079,898	1,557,000
Accumulated other comprehensive income	18,611	2,525

Total shareholders’ equity	5,486,509	1,560,525

Total liabilities and shareholders’ equity	$10,811,903	$4,744,071

See report of independent registered public accounting firm

The accompanying notes are an integral part of this statement.

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Statements of Income and Other Comprehensive Income

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
SALES	$38,586,595	$34,326,163	$7,914,215
SALES - RELATED PARTY	7,561,445	1,403,757	—

TOTAL SALES	46,148,040	35,729,920	7,914,215
COST OF SALES	(25,673,819)	(21,939,481)	(7,529,921)

GROSS PROFIT	20,474,221	13,790,439	384,294
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(17,008,129)	(12,685,332)	(304,466)

INCOME FROM OPERATIONS	3,466,092	1,105,107	79,828
OTHER INCOME (EXPENSE), net	850,248	483,053	37,497

INCOME BEFORE PROVISION FOR INCOME TAXES	4,316,340	1,588,160	117,325
PROVISION FOR INCOME TAXES	(793,442)	(285,042)	(30,668)

NET INCOME	3,522,898	1,303,118	86,657
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	16,086	1,633	892

COMPREHENSIVE INCOME	$3,538,984	$1,304,751	$87,549

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2005, 2004 and 2003

	Number of shares	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Totals
BALANCE, January 1, 2003	1,000	$1,000	$—	$167,225	$—	$168,225
Net income	—	—	—	86,657	—	86,657
Foreign currency translation gain	—	—	—	—	892	892

BALANCE, December 31, 2003	1,000	1,000	—	253,882	892	255,774
Net income	—	—	—	1,303,118	—	1,303,118
Foreign currency translation gain	—	—	—	—	1,633	1,633

BALANCE, December 31, 2004	1,000	1,000	—	1,557,000	2,525	1,560,525
Payment for acquisition of subsidiary	—	—	387,000	—	—	387,000
Net Income	—	—	—	3,522,898	—	3,522,898
Foreign currency translation gain	—	—	—	—	16,086	16,086

BALANCE, December 31, 2005	1,000	$1,000	$387,000	$5,079,898	$18,611	$5,486,509

See report of independent registered public accounting firm.

The accompanying notes are an integral part of this statement.

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,522,898	$1,303,118	$86,657
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation, amortization and impairment loss	117,730	66,811	23,099
Loss on disposal of property and equipment	738	41,901	—
(Increase) decrease in assets:
Accounts receivable, trade	(165,739)	174,299	705,865
Inventories	(195,965)	(919,094)	(31,278)
Deposits, prepaid expense and other receivable	(1,065,219)	(391,698)	7,498
Increase (decrease) in liabilities:
Accounts payable	337,860	194,138	(314,707)
Accrued expenses and customers deposit	(284,893)	725,262	(12,345)
Taxes payable	778,861	264,833	15,041
Deferred tax liabilities	—	9,053	6,433

Net cash provided by operating activities	3,046,271	1,468,623	486,263

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in amounts due from shareholders	(2,689,930)	(812,651)	(72,397)
Increase in amounts due from related parties	(75,586)	(16,309)	—
Short-term loans to staff	(13,507)	(16,088)	(8,992)
Long-term loans to other parties	(63,652)	(12,198)	—
Acquisition of a subsidiary	128,928	—	—
Proceeds from disposal of property and equipment	90	159,216	—
Purchase of property and equipment	(89,896)	(1,000,349)	(226)

Net cash used in investing activities	(2,803,553)	(1,698,379)	(81,615)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in amounts due to shareholders	(525,644)	535,554	(336,142)
Proceeds from installment loan and capital leases	1,093,015	—	—
Repayment of installment loan	(22,199)	—	—
Repayment of capital lease obligations	(274,150)	(5,682)	(1,182)

Net cash provided by (used in) financing activities	271,022	529,872	(337,324)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,477	283	383

INCREASE IN CASH	516,217	300,399	67,707
CASH, beginning of year	418,921	118,522	50,815

CASH, end of year	$935,138	$418,921	$118,522

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest expenses paid	$40,758	$5,564	$2,600

Income taxes paid	$14,581	$11,156	$9,195

NON-CASH TRANSACTIONS
Inception of capital lease arrangements in respect of property and equipment	$59,025	$25,680	$—

ACQUISITION OF A SUBSIDIARY (Note 8):
Consideration paid in cash	$(16,214)	$—	$—
Cash of the subsidiary acquired	145,142	—	—

Net cash acquired	$128,928	$—	$—

See report of independent registered public accounting firm

The accompanying notes are an integral part of this statement.

Profits Dreams Development Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2005, 2004 and 2003

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Profits Dreams Development Ltd. (the “PDD”) was incorporated in the British Virgin Islands on July 26, 2002. PDD, through its subsidiaries, engages in trading of general merchandise and operates three discount shopping centers in Hong Kong. The following is a list of subsidiaries with 100% ownership as of December 31, 2005.

	Company name	Trade Name	Place of incorporation	Date of incorporation	Principal business

1	Raffle Limited	N/A	Hong Kong	August 7, 1998	Trading of general merchandise

2	Sure Profits Trading Limited	N/A	Hong Kong	August 3, 2001	Trading of general merchandise

3	Manigood International Industrial Limited	Hong Kong (Duty Free) Center	Hong Kong	December 15, 2003	Operating a discount shopping center in Hong Kong

4	Allied Fine Development Limited	Super Star Department Store	Hong Kong	September 19, 2003	Operating a discount shopping center in Hong Kong

5	Max Surplus International Development Limited	Golden Bauhinia Duty Free	Hong Kong	July 26, 2004	Operating a discount shopping center in Hong Kong

The Company’s outlets and discount shopping centers cater to tourists visiting Hong Kong from other parts of China (“mainland China”) who are transported directly to PDD’s shopping centers by a large network of travel companies and tour operators. PDD’s outlets and shopping centers offer the tourists discount prices on a limited selection of international branded and selected private label products in a wide range of merchandise categories such as consumer electronics, cosmetics, watches, dietary supplements, health care products and optical instruments. A number of travel companies and tour operators have agreements or arrangements with PDD to transport tourists from mainland China to PDD’s outlets and shopping centers for shopping.

All current operations and assets of PDD are located in Hong Kong.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation. The consolidated financial statements include the accounts of PDD and its subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Cash and cash equivalents. Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivables. Accounts receivable consist primarily of trade receivables and amounts due from banks for customer credit card transactions. Accounts receivable are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. PDD evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories. PDD values inventory at the lower of cost or market, using the first-in, first-out or weighted average method, and regularly reviews the book value of discontinued product lines and stock keeping units to determine if these items are properly valued. If the market value of the product is less than cost, the management will write down the related inventory to the estimated net realizable value. The management regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on the company’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination is made.

Property, plant and equipment. Property, plant and equipment are recorded at cost less accumulated depreciation and amortization and impairment losses. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property, plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Property, plant and equipment held-for-sale are measured at the lower of their carrying amount or fair value less cost to sell.

Depreciation or amortization for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold properties	the shorter of the useful life or the remaining lease term
Leasehold improvements	the shorter of the useful life or the remaining lease term
Furniture and fixtures	5 years
Motor vehicles	5 years
Office equipment	5 years

Capital leases. Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as capital leases. Substantially all of the risks or benefits of ownership are deemed to have been transferred if any one of the four criteria is met: (i) transfer of ownership to the lessee at the end of the lease term, (ii) the lease containing a bargain purchase option, (iii) the lease term exceeding 75% of the estimated economic life of the leased asset, (iv) the present value of the minimum lease payments exceeding 90% of the fair value. At the inception of a capital lease, PDD as the lessee records an asset and an obligation at an amount equal to the present value of the minimum lease payments. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to PDD, while the leased asset is depreciated in accordance with PDD’s normal depreciation policy if the title is to eventually transfer to PDD. The periodic rent payments made during the lease term are allocated between a reduction in the obligation and interest element using the effective interest method in accordance with APB Opinion No. 21, Interest on Receivables and Payables.

Leases involving part of a building. PDD accounts for its leasehold properties as capital leases in accordance with SFAS No. 13, Accounting for Lease, which requires that a lease involving only part of a building be accounted for as a capital lease, if the fair value of the leasehold property cannot be objectively determinable and if the term of the lease is 75% or more of the estimated remaining economic life of the building in which the leased premises are located.

Operating leases. PDD accounts for a lease agreement as an operating lease if the lease meets none of the four criteria for a capital lease. Rental payments under operating leases are charged to expense on a straight-line basis over the lease term. Rent holidays are considered in the determining straight-line rent expense for operating leases.

Impairment of long-lived assets. PDD accounts for impairment of property, plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets to be Disposed Of, which requires PDD to evaluate a long-lived asset for recoverability when there is event or circumstance that indicates the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Revenue recognition. Revenue of PDD includes sales. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discount and actual returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns.

Employees’ benefits and pension obligations. Mandatory contributions of five percent of gross salary payments, subject to certain minimum and maximum levels, are made to defined contribution Mandatory Provident Fund schemes (“MPF schemes”) pursuant to the laws of Hong Kong. These contributions are charged to expense in the same period as the related salary cost. Total contributions made by PDD to the MPF schemes were $151,160, $83,402 and $3,994 for the years ended December 31, 2005, 2004 and 2003, respectively.

Income taxes. PDD accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before PDD is able to realize their benefits, or that future deductibility is uncertain.

Foreign currency translation. PDD uses the United States dollar (“U.S. dollars”) for financial reporting purposes. PDD’s subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, PDD translates the subsidiaries’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and their statements of income are translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the subsidiaries’ financial statements are recorded as accumulated other comprehensive income.

Financial instruments. PDD values its financial instruments as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by PDD, using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

PDD’s financial instruments primarily consist of cash and cash equivalents, trade accounts receivable, other current assets; trade accounts payable, accrued expenses, other current liabilities, capital lease obligations and installment loan.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

Concentrations of credit risk. Financial instruments potentially subject PDD to significant concentrations of credit risk consist of trade accounts receivable. Credit is extended to customers based on the evaluation of their financial condition and collateral is not required. PDD performs ongoing assessment of its customers and maintains an allowance for doubtful accounts.

No single external customer exceeded 10% of PDD’s total revenues in 2005 or 2004.

Related parties. Parties are considered to be related to PDD if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party, in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Recently issued accounting pronouncements. In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of DITF 03-1 did not have a material impact on PDD’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges…” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. PDD’s adoption of SFAS No.151 is not currently expected to have a material impact on PDD’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. PDD’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on PDD’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. PDD’s adoption of SFAS No. 153 is not expected to have a material impact on PDD’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of PDD’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on PDD’s consolidated financial position or results of operations.

In June 2005, the FASB issued SFAS No.154, “Accounting Changes and Error Corrections” (“SFAS No.154”). SFAS No.154 replaces APB No.20 (“APB 20”) and SFAS No.3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No.154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No.154 enhances the consistency of financial information between periods. SFAS No.154 will be effective beginning with PDD’s first quarter of fiscal year 2006. PDD does not expect that the adoption of SFAS No.154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, “Determining the Amortization Period for Leasehold Improvements” (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements’ useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB’s ratification, which was on June 29, 2005. PDD does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No.109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. PDD is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on PDD’s financial position or results of operations.

3.	ACCOUNTS RECEIVABLE, TRADE

Accounts receivable consist of the following as of December 31,

	2005	2004
Accounts receivable	$741,527	$563,164
Amounts due from banks for customer credit card transactions	38,676	25,242
Less allowance for doubtful accounts	(19,350)	—

Accounts receivable, trade, net	$760,853	$588,406

4.	INVENTORIES

Inventories consist of the following as of December 31,

	2005	2004
Merchandise	$2,097,461	$1,375,466
Less valuation allowance	(268,623)	(197,588)

Total	$1,828,838	$1,177,878

5.	LONG-TERM LOANS

Long-term loans consist of the following as of December 31,

	2005	2004
Employee loan unsecured and non-interest bearing payable after one year, but without a fixed repayment term	$11,610	$12,217
Unsecured, non-interest bearing, 2-year term loan to a travel agency	64,500	—

	76,110	12,217
Less: Allowance for doubtful accounts	(5,805)	(5,787)

Total long-term loans, net	$70,305	$6,430

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as of December 31,

	2005	2004
Property under capital lease	$—	$432,051
Leasehold improvements	406,749	254,198
Furniture and fixtures	75,190	36,003
Office equipment	216,978	145,801
Motor vehicles	130,080	56,985

	828,997	925,038
Less: Accumulated depreciation, amortization and impairment loss	(248,731)	(105,374)

Property, plant and equipment, net	$580,266	$819,664

The depreciation and amortization expenses of property, plant and equipment for the years ended December 31, 2005, 2004 and 2003 were $117,730, $55,240 and $23,099, respectively.

An impairment loss of $11,571 was recognized for the year ended December 31, 2004 to write down the carrying amount of the property under capital lease to its fair value. Accumulated depreciation on the property under the capital lease at December 31, 2004 was $2,512.

In December 2005, PDD signed a sale and purchase agreement to dispose of the property under a capital lease to the wife of a director for $419,250 of cash. The transaction was closed and completed in February 2006. As a result, the property has been classified as held-for-sale and presented separately from property, plant and equipment as of December 31, 2005. See Note 10.

Property, plant and equipment include certain capitalized leases. The following is a schedule, by year, of the future minimum lease payments under these leases, together with the present value of the net minimum lease payments as of December 31, 2005:

Year ending December 31,
2006	$483,611
2007	341,816
2008	41,373
2009 and thereafter	—

Total minimum lease payments	866,800
Less amount representing interest	(66,450)

Total present value of minimum lease payments	800,350
Less current portion of such obligations	(434,256)

Long-term capital leases obligations, net	$366,094

Amortization expense of leased property and equipment for the years ended December 31, 2005, 2004 and 2003 was $27,271, $6,688 and $1,336, respectively.

7.	LONG-TERM DEBTS

	2005	2004
Installment loan from a finance company, with effective annual interest rate of 10.4%, due February 21, 2007, guaranteed by one of the Company’s directors	$80,930	$—
Capital lease obligations (see Note 6)	800,350	22,790

Total	881,280	22,790
Less current maturities	(503,018)	(9,668)

Total long-term debts, net of current maturities	$378,262	$13,122

The maturities of the installment loan for the next five years are as follows:

Year ending December 31,
2006	$68,762
2007	12,168
2008 and thereafter	—

Total	80,930
Less current maturities	(68,762)

Total long-term debts, net of current maturities	$12,168

8.	ACQUISITION

On December 15, 2005, PDD acquired 100% of the outstanding common shares of Max Surplus International Development Limited (“Max Surplus”) for approximately $403,000, including $16,000 of cash and common stock valued at $387,000 to be issued by a public company with which PDD shall merge by way of reverse acquisition. Max Surplus operates a discount shopping center in Hong Kong selling cell phones, small appliances, electronics, cameras and supplies, health and beauty products to tourists from mainland China. See Note 10.

Max Surplus’ results of operations, which were not material to PDD for the year ended December 31, 2005, have been included in PDD’s consolidated financial statements since the acquisition date.

The following table summarizes the approximate estimated fair values of the assets acquired and liabilities assumed at the acquisition date. Management estimates that the fair values of the assets and liabilities of Max Surplus at the acquisition date were not materially different from their cost.

Amount
Cash	$145,000
Other current assets	1,078,000
Property and equipment	146,000

Total assets acquired	1,369,000
Current liabilities	(837,000)
Shareholder’s loan	(129,000)

Net assets acquired	$403,000

9.	INCOME TAXES

PDD being registered in the British Virgin Islands is not subject to any income tax and conducts all of its business through its subsidiaries. PDD’s subsidiaries are all registered in Hong Kong and subject to Hong Kong profits tax. Pursuant to Hong Kong tax law, profits tax is imposed at the rate of 17.5%.

Significant components of the provision for income taxes are as follows:

	2005	2004	2003
Hong Kong profits tax:
Current	$793,442	$275,989	$24,235
Deferred	—	9,053	6,433

Total	$793,442	$285,042	$30,668

The following table reconciles the U.S. statutory rates to PDD’s effective tax rate:

	2005	2004	2003
U.S. Statutory rate	34%	34%	34%
Foreign income not recognized in the U.S.	(34%)	(34%)	(34%)
Hong Kong statutory rate	17.5%	17.5%	17.5%
Other	0.9%	0.4%	8.6%

Effective income tax rate	18.4%	17.9%	26.1%

10.	RELATED PARTY TRANSACTIONS

Accounts receivable, trade and sales – related party

	2005	2004
China World Development Limited (a company controlled by Mr. Ricky Kee Kwong Tsoi, a director of the Company)	$339,577	$121,449
Max Surplus International Development Limited (see note 8)	—	199,542

	339,577	320,991

Trade accounts receivable from related party arose from sales to those related companies in the ordinary course of PDD’s business.

Amounts due from/to directors, shareholders or related parties

	2005	2004
Due from directors/shareholders:
Mr. Ricky Kee Kwong Tsoi, Chief Executive Officer	$2,407,834	$764,974
Mr. Alex Chun Shan Yue, Chairman	828,703	50,537
Mr. Danny Sau Kwong Leung, Chief Operating Officer	79,335	49,511
Mr. Kay Yiu Choi, a brother of Mr. Ricky Kee Kwong Tsoi	64,500	—
Mr. Ip Chung Sang, a director of the Company’s subsidiary	36,257	4,978
Mr. Ngan Chun Man, a director of the Company’s subsidiary	11,625	3,538
LTT Technologies Ltd., a company controlled by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	318,419	83,213

	3,746,673	956,751

Due from related parties:
Max Surplus International Development Limited (see Note 8)	$—	$16,335
Maximum Media Ltd., a company owned by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	4,140	—
Horizon Corporation Limited, intermediate holding company	119,388	—

	123,528	16,335

Balances with directors, related parties or companies represent advances to or loans from the respective directors or related parties or companies. These balances are interest free and unsecured and have no fixed repayment date. Amounts due from directors/shareholders have been settled by way of setoff against the dividends declared and payable on January 17, 2006 as discussed below.

Subsequent to the end of fiscal year 2005, on January 17, 2006, PDD declared a special dividend of $4,666,180 to its shareholders, which shall be paid partially by way of setoff against the amounts due from the shareholders and partially in cash. See Note 14.

Other Transactions

During the years ended December 31, 2005 and 2004, PDD earned sales revenue of $1,197,278 and $164,239, respectively from China World Development limited, a related company which is controlled by Mr. Ricky Kee Kwong Tsoi, a director and shareholder of PDD.

Before the acquisition of Max Surplus (see Note 8), Max Surplus was held 50% by Mr. Ricky Kee Kwong Tsoi, currently a director and officer of the Company, and 50% by an unrelated party. PDD’s sales to Max Surplus amounted to $6,364,167 and $1,239,518, and PDD’s purchases from Max Surplus amounted to $1,299,554 and $128,571 for the years ended December 31, 2005 and 2004, respectively. In November 2004, PDD transferred the business of a discount shopping center together with the related rental deposit, leasehold improvements, furniture and fixtures to Max Surplus for a total consideration of $159,216 cash. As a result, PDD recorded a loss on disposal of $41,901 for the year ended December 31, 2004.

On December 15, 2005, PDD acquired 50% of the outstanding common shares of Max Surplus from Mr. Ricky Kee Kwong Tsoi, a director of PDD, for approximately $201,500, including $8,000 of cash and common stock valued at $193,500 to be issued by a public company with which PDD shall merge by way of reverse acquisition. See Note 8.

On November 24, 2005, PDD signed a sale and purchase agreement with Ms. Cheng Shuk Wan, the wife of Mr. Ricky Kee Kwong Tsoi, a director of PDD, whereby PDD disposed of a property under capital lease to Ms. Cheng Shuk Wan for $419,250 of cash. The transaction was closed and completed on February 2, 2006. See Note 6.

11.	OTHER INCOME (EXPENSES)

	2005	2004	2003
Income from concessionaire sales	$19,670	$—	$—
Rental income	44,389	5,264	—
Net foreign exchange gain	782,197	483,462	204
Interest income	77	1	—
Others	45,411	41,791	39,893
Loss on disposal of property and equipment	(738)	(41,901)	—
Finance costs	(40,758)	(5,564)	(2,600)

	$850,248	$483,053	$37,497

12.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments. PDD has entered into several tenancy agreements for office premises and outlets. PDD’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows:

Year ending December 31,
2006	$574,498
2007	358,721
2008	123,840
2009	61,920
2010 and thereafter	—

Total rent expense for the years ended December 31, 2005, 2004 and 2003 consisted of the following:

	2005	2004	2003
Minimum lease payments	$480,751	$240,721	$34,048
Contingent rent	179,855	393,542	—

Total	$660,606	$634,263	$34,048

13.	SEGMENT INFORMATION

PDD’s operating businesses are structured and managed separately, according to the nature of their operations and the products and services they provide. PDD identifies its reportable segments based on management responsibility: (i) the trading segment, and (ii) the retail segment.

Information on segments and the reconciliation to income from operations before income taxes are as follows:

Year ended December 31, 2005	Trading	Retail	Consolidated
Total segment revenues	$22,837,619	$36,054,114	$58,891,733
Intersegment revenue	(12,743,693)	—	(12,743,693)

Revenue from external customers	$10,093,926	$36,054,114	$46,148,040

Total segment profits	$1,750,084	$2,579,391	$4,329,475
Intersegment profits	(13,135)	—	(13,135)

Income before income taxes	$1,736,949	$2,579,391	$4,316,340

Included in segment profits:
Depreciation and amortization	$48,048	$69,682	$117,730
Interest expense	$40,758	$—	$40,758
Total segment assets	$5,121,931	$6,948,566	$12,070,497
Intersegment receivables	(1,258,594)	—	(1,258,594)

Total assets	$3,863,337	$6,948,566	$10,811,903

Expenditure for segment assets	$98,874	$50,047	$148,921

Year ended December 31, 2004	Trading	Retail	Consolidated
Total segment revenues	$21,572,991	$27,740,129	$49,313,120
Intersegment revenue	(13,583,200)	—	(13,583,200)

Revenue from external customers	$7,989,791	$27,740,129	$35,729,920

Total segment profits	$546,489	$1,080,680	$1,627,169
Intersegment profits	(39,009)	—	(39,009)

Income before income taxes	$507,480	$1,080,680	$1,588,160

Included in segment profits:
Depreciation and amortization	$28,484	$26,756	$55,240
Interest expense	$5,564	$—	$5,564
Total segment assets	$2,807,887	$2,872,782	$5,680,669
Intersegment receivables	(936,598)	—	(936,598)

Total assets	$1,871,289	$2,872,782	$4,744,071

Expenditure for segment assets	$488,769	$537,260	$1,026,029

Year ended December 31, 2003	Trading	Retail	Consolidated
Total segment revenue	$7,914,215	$—	$7,914,215
Intersegment revenue	—	—	—

Revenue from external customers	$7,914,215	$—	$7,914,215

Total segment profits	$117,325	$—	$117,325
Intersegment profits	—	—	—

Income before income taxes	$117,325	$—	$117,325

Included in segment profits:
Depreciation and amortization	$23,099	$—	$23,099
Interest expense	$2,600	$—	$2,600
Segment assets	$1,724,730	$—	$1,724,730
Expenditure for segment assets	$226	$—	$226

14.	SUBSEQUENT EVENTS

Dividend

Subsequent to the end of fiscal year 2005, on January 17, 2006, PDD declared a special dividend of $4,666,180 to its shareholders, which shall be paid partially by way of setoff against the amounts due from the shareholders and partially in cash. See Note 10.

Agreement and Plan of Share Exchange

On June 22, 2006, WT Holdings Corporation, a Delaware corporation (formerly Fortune Entertainment Corporation) (the “Registrant” or “WT Holdings”) executed an Agreement and Plan of Share Exchange (“Exchange Agreement”) by and among WT Holdings on the one hand, and Horizon Corporation, a Hong Kong corporation (“Horizon”), Ricky Kee Kwong Tsoi and Alex Chun Shan Yue as the shareholders (the “PDD Shareholders”) of Profits Dreams Development Ltd. (“PDD”), and the shareholders (the “FRHL Shareholders”) of Forever Rise Holding Limited (“FRHL”) on the other hand. Prior to the Exchange Agreement, FRHL was the parent company of Horizon, which in turn was the parent company of PDD, which in turn owns five operating subsidiaries.

The Exchange Agreement provides for (i) the acquisition by WT Holdings of all of the issued and outstanding shares of capital stock of PDD, consisting of a total of 1,000 ordinary shares (collectively, the “PDD Shares”), such that PDD shall become a wholly owned subsidiary of WT Holdings; and in exchange therefor (ii) the issuance by WT Holdings at the closing of an aggregate of 68,699,565 shares of restricted common stock of WT Holdings (collectively, the “WT Shares”) to the PDD Shareholders, or their assigns, which shall constitute 70% of the issued and outstanding common stock of WT Holdings immediately after closing of the transaction.

In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, WT Holdings (the legal acquirer) is considered the accounting acquiree and PDD (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of PDD, with the assets and liabilities, and revenues and expenses, of WT Holdings being included effective from the date of consummation of the Exchange Transaction. WT Holdings is deemed to be a continuation of the business of PDD. The outstanding stock of WT prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$904,836	$935,138
Trade accounts receivable, less allowance for doubtful accounts of $19,350 at March 31, 2006 and $19,350 at December 31, 2005	828,357	760,853
Trade accounts receivable - related party	385,523	339,577
Inventories	1,464,741	1,828,838
Due from directors and shareholders	—	3,746,673
Due from related parties	205,477	123,528
Deposits and prepaid expenses	1,898,476	1,548,902
Other receivables	702,776	341,384

Total current assets	6,390,186	9,624,893

PROPERTY, PLANT AND EQUIPMENT, net	585,437	580,266

OTHER ASSETS:
Long-term loans, net	70,251	70,305
Long-term rental and utilities deposits	117,098	117,189
Property held-for-sale	—	419,250

Total other assets	187,349	606,744

Total assets	$7,162,972	$10,811,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	1,536,375	2,001,122
Accrued liabilities	757,861	748,138
Customer deposits	16,868	17,454
Dividend payable	781,387	—
Due to shareholders	160,621	575,449
Taxes payable	1,261,480	1,086,395
Current maturities of long-term debt	506,463	503,018

Total current liabilities	5,021,055	4,931,576

Deferred tax liabilities	15,544	15,556
Long-term debt	252,085	378,262

Total non-current liabilities	267,629	393,818

Total liabilities	5,288,684	5,325,394

SHAREHOLDERS’ EQUITY:
Common stock, $1 par value, 50,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	387,000	387,000
Retained earnings	1,471,929	5,079,898
Accumulated other comprehensive income	14,359	18,611

Total shareholders’ equity	1,874,288	5,486,509

Total liabilities and shareholders’ equity	$7,162,972	$10,811,903

See accompanying notes to these financial statements.

Profits Dreams Development Ltd. and Subsidiaries

Unaudited Consolidated Statements of Income and Other Comprehensive Income

For the Three Months Ended March 31, 2006 and 2005

	2006	2005
	Unaudited	Unaudited
SALES	$14,421,787	$10,209,632
SALES - RELATED PARTY	19,892	309,391

TOTAL SALES	14,441,679	10,519,023
COST OF SALES	(6,920,164)	(6,089,475)

GROSS PROFIT	7,521,515	4,429,548
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(6,710,590)	(3,853,630)

INCOME FROM OPERATIONS	810,925	575,918
OTHER INCOME, net	439,003	155,624

INCOME BEFORE PROVISION FOR INCOME TAXES	1,249,928	731,542
PROVISION FOR INCOME TAXES	(191,717)	(138,358)

NET INCOME	1,058,211	593,184
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(4,252)	(195)

COMPREHENSIVE INCOME	$1,053,959	$592,989

See accompanying notes to these financial statements.

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Three Months Ended March 31, 2006

	Number of shares	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Totals
BALANCE, January 1, 2006, audited	1,000	$1,000	$387,000	$5,079,898	$18,611	$5,486,509
Net Income for three months ended March 31, 2006			—	1,058,211	—	1,058,211
Special Dividend	—	—	—	(4,666,180)	—	(4,666,180)
Foreign currency translation loss	—	—	—	—	(4,252)	(4,252)

BALANCE, March 31, 2006, unaudited	1,000	$1,000	$387,000	$1,471,929	$14,359	$1,874,288

Profits Dreams Development Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2006 and 2005

	2006	2005
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,058,211	$593,184
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	42,409	28,040
Loss on sale of assets	303	523
(Increase) decrease in assets:
Accounts receivable, trade	(114,303)	(319,331)
Inventories	362,679	164,922
Deposits, prepaid expense and other receivable	(712,430)	(47,617)
Increase (decrease) in liabilities:
Accounts payable	(463,196)	184,717
Accrued expenses and customers deposit	9,731	(138,335)
Bills payable	—	36,951
Taxes payable	175,927	135,874

Net cash provided by operating activities	359,331	638,928

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in amounts due from shareholders	3,488,869	(303,438)
Increase in amounts due from related parties	123,432	143,755
Proceeds from disposal of property and equipment	419,250	—
Purchase of property and equipment	(48,657)	(82,763)

Net cash (used in) provided by investing activities	3,982,894	(242,446)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in amounts due to shareholders	(364,959)	(142,892)
Payment of special dividend	(3,884,793)	—
Repayment of installment loan	(16,516)	—
Proceeds from capital lease	—	52,972
Repayment of capital lease obligations	(105,532)	—

Net cash used in financing activities	(4,731,800)	(89,920)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(727)	(1,393)

INCREASE (DECREASE) IN CASH	(30,302)	305,169
CASH, beginning of period	935,138	419,011

CASH, end of period	$904,836	$724,180

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest expenses paid	$17,373	$3,521

Income taxes paid	$15,790	$2,483

See accompanying notes to these financial statements.

Profits Dreams Development Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2006 and 2005

NOTE 1 – HISTORY AND ORGANIZATION

Background

Profits Dreams Development Ltd. (the “Company”) was incorporated in the British Virgin Islands on July 26, 2002. The Company, through its subsidiaries, engages in trading of general merchandise and operates three discount shopping centers in Hong Kong. The following is a list of subsidiaries with 100% ownership as of March 31, 2006.

	Company name	Trade Name	Place of incorporation	Date of incorporation	Principal business

1	Raffle Limited	N/A	Hong Kong	August 7, 1998	Trading of general merchandise

2	Sure Profits Trading Limited	N/A	Hong Kong	August 3, 2001	Trading of general merchandise

3	Manigood International Industrial Limited	Hong Kong (Duty Free) Center	Hong Kong	December 15, 2003	Operating a retail store in Hong Kong

4	Allied Fine Development Limited	Super Star Department Store	Hong Kong	September 19, 2003	Operating a retail store in Hong Kong

5	Max Surplus International Development Limited	Golden Bauhinia Duty Free	Hong Kong	July 26, 2004	Operating a retail store in Hong Kong

The Company’s outlets and discount shopping centers cater to tourists visiting Hong Kong from other parts of China (“mainland China”) who are transported directly to the Company’s shopping centers by a large network of travel companies and tour operators. The Company’s outlets and shopping centers offer the tourists discount prices on a limited selection of international branded and selected private label products in a wide range of merchandise categories such as consumer electronics, cosmetics, watches, dietary supplements, health care products and optical instruments. A number of travel companies and tour operators have agreements or arrangements with the Company to transport tourists from mainland China to the Company’s outlets and shopping centers for shopping.

All current operations and assets of the Company are located in Hong Kong.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivable

Accounts receivable consist primarily of trade receivables and amounts due from banks for customer credit card transactions. Accounts receivable are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

The Company values inventory at the lower of cost or market, using the first-in, first-out or weight average method, and regularly reviews the book value of discontinued product lines and stock keeping units to determine if these items are properly valued. If the market value of the product is less than cost, the management will write down the related inventory to the estimated net realizable value. The management regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on the Company’s results of operations and the valuation of its inventory, resulting in a charge to income in the period if such determination is made.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and amortization and impairment losses. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Property and equipment held-for-sale are measured at the lower of their carrying amount or fair value less cost to sell.

Depreciation or amortization for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold properties	the shorter of the useful life or the remaining lease term
Leasehold improvements	the shorter of the useful life or the remaining lease term
Furniture and fixtures	5 years
Motor vehicles	5 years
Office equipment	5 years

Capital leases

Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as capital leases. Substantially all of the risks or benefits of ownership are deemed to have been transferred if any one of the four criteria is met: (i) transfer of ownership to the lessee at the end of the lease term, (ii) the lease containing a bargain purchase option, (iii) the lease term exceeding 75% of the estimated economic life of the leased asset, (iv) the present value of the minimum lease payments exceeding 90% of the fair value. At the inception of a capital lease, the Company as the lessee records an asset and an obligation at an amount equal to the present value of the minimum lease payments. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Company, while the leased asset is depreciated in accordance with the Company’s normal depreciation policy if the title is to eventually transfer to the Company. The periodic rent payments made during the lease term are allocated between a reduction in the obligation and interest element using the effective interest method in accordance with APB Opinion No. 21, Interest on Receivables and Payables.

Leases involving part of a building

The Company accounts for its leasehold properties as capital leases in accordance with SFAS No. 13, Accounting for Lease, which requires that a lease involving only part of a building be accounted for as a capital lease, if the fair value of the leasehold property cannot be objectively determinable and if the term of the lease is 75% or more of the estimated remaining economic life of the building in which the leased premises are located.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Operating leases

The Company accounts for a lease agreement as an operating lease if the lease meets none of the four criteria for a capital lease. Rental payments under operating leases are charged to expense on a straight-line basis over the lease term. Rent holidays are considered in the determining straight-line rent expense for operating leases.

Impairment of long-lived assets

The Company accounts for impairment of property, plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets to be Disposed Of, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Revenue recognition

Revenue of the Company includes sales. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discount and actual returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns.

Employees’ benefits and pension obligations

Mandatory contributions of five percent of gross salary payments, subject to certain minimum and maximum levels, are made to defined contribution Mandatory Provident Fund schemes (“MPF schemes”) pursuant to the laws of Hong Kong. These contributions are charged to expense in the same period as the related salary cost. Total contributions made by the Company to the MPF schemes were $63,804 and $39,681 for the periods ended March 31, 2006 and 2005, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes. The Company’s subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and their statements of income are translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the subsidiaries’ financial statements are recorded as accumulated other comprehensive income.

Financial instruments

The Company values its financial instruments as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

The Company’s financial instruments primarily consist of cash and cash equivalents, trade accounts receivable, other current assets; trade accounts payable, accrued expenses, other current liabilities, capital lease obligations and installment loan.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of credit risk

Financial instruments potentially subject the Company to significant concentrations of credit risk consist of trade accounts receivable. Credit is extended to customers based on the evaluation of their financial condition and collateral is not required. The Company performs ongoing assessment of its customers and maintains an allowance for doubtful accounts.

No single external customer exceeded 10% of the Company’s total revenues for the three months period ended March 31, 2006 and 2005.

Related parties

Parties are considered to be related to the Company if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party, in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Recently issued accounting pronouncements

In March 2004, the FASB issued EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of DITF 03-1 did not have a material impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “..under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company’s adoption of SFAS No.151 is not currently expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option. Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

In June 2005, the FASB issued SFAS No.154, “Accounting Changes and Error Corrections” (“SFAS No.154”). SFAS No.154 replaces APB No.20 (“APB 20”) and SFAS No.3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No.154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No.154 enhances the consistency of financial information between periods. SFAS No.154 will be effective beginning with the Company’s first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No.154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, “Determining the Amortization Period for Leasehold Improvements” (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquired leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements’ useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB’s ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its consolidated results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No.109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting pronouncements (continued)

In October 2005, FASB Staff Position (FSB) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 3 – FINANCIAL STATEMENTS AND FOOTNOTES

The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation.

The consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2005 and the notes thereto.

In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2006 and the results of operations for the three months ended March 31, 2006 and 2005, respectively. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

NOTE 4 – ACCOUNTS RECEIVABLE, TRADE

Accounts receivable consist of the following,

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Trade accounts	$792,273	$741,527
Amounts due from banks for customer credit card transactions	55,434	38,676
Less allowance for doubtful accounts	(19,350)	(19,350)

Accounts receivable, trade, net	$828,357	$760,853

NOTE 5 – INVENTORIES

Inventories consist of the following:

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Merchandise	$1,733,156	$2,097,461
Less valuation allowance	(268,415)	(268,623)

Total	$1,464,741	$1,828,838

NOTE 6 – LONG-TERM LOANS

Long-term loans consist of the following,

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Employee loan unsecured and non-interest bearing payable after one year, but without a fixed repayment term	$11,601	$11,610
Unsecured, non-interest bearing, 2-year term loan to a travel agency	64,450	64,500

	76,051	76,110
Less: Allowance for doubtful accounts	(5,800)	(5,805)

Total long-term loans, net	$70,251	$70,305

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following,

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Leasehold improvements	$406,434	$406,749
Furniture and fixtures	42,331	75,190
Office equipment	297,520	216,978
Motor vehicles	129,979	130,080

	876,264	828,997
Less: Accumulated depreciation and amortization	(290,827)	(248,731)

Property, plant and equipment, net	$585,437	$580,266

The depreciation and amortization expenses of property, plant and equipment for the three months ended March 31, 2006 and 2005 was $42,409 and $28,040, respectively.

Property, plant and equipment include certain capitalized leases. The following is a schedule, by year, of the future minimum lease payments under these leases, together with the present value of the net minimum lease payments as of December 31, 2005:

Year ending March 31,	(unaudited)
2007	$482,829
2008	262,218
2009	10,335
2010 and thereafter	—

Total minimum lease payments	755,382
Less amount representing interest	(61,185)

Total present value of minimum payments	694,197
Less current portion of such obligations	(442,112)

Long-term capital leases obligations, net	$252,085

Amortization expense of leased equipment and motor vehicles for the three months ended March 31, 2006 and 2005 was $6,818 and $6,818, respectively.

NOTE 8 – LONG-TERM DEBTS

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Installment loan from a finance company, with effective annual interest rate of 10.4%, due February 21, 2007, guaranteed by one of the Company’s directors	$64,351	$80,930
Capital lease obligations	694,197	800,350

Total	758,548	881,280
Less current maturities	(506,463)	(503,018)

Total long-term debts, net of current maturities	$252,085	$378,262

The maturities of the installment loan for the next five years are as follows:

Year ending March 31,	(unaudited)
2007	$64,351

NOTE 9 – INCOME TAXES

The Company being registered in the British Virgin Islands is not subject to any income tax and conducts all of its business through its subsidiaries. The Company’s subsidiaries are all registered in Hong Kong and subject to Hong Kong profits tax. Pursuant to Hong Kong tax law, profits tax is imposed at the rate of 17.5%.

Significant components of the provision for income taxes for the three months ended March 31, 2006 and 2005 are as follows:

	2006	2005
	(unaudited)	(unaudited)
Hong Kong profits tax:
Current	$191,717	$138,358
Deferred	—	—

Total	$191,717	$138,358

NOTE 9 – INCOME TAXES (CONTINUED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate:

	2006	2005
	(unaudited)	(unaudited)
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in the U.S.	(34.0%)	(34.0%)
Hong Kong statutory rate	17.5%	17.5%
Other	(2.2%)	1.4%

Effective income tax rate	15.3%	18.9%

NOTE 10 – RELATED PARTY TRANSACTIONS

Accounts receivable, trade and sales – related party

	3/31/2006	12/31/2005
	(unaudited)	(audited)
China World Development Limited (a company controlled by Mr. Ricky Kee Kwong Tsoi, a director of the Company)	$385,523	$339,577

Trade accounts receivable from related party arose from sales to the related company in the ordinary course of the Company’s business.

Amounts due from/to directors, shareholders or related parties

	3/31/2006	12/31/2005
	(unaudited)	(audited)
Due from directors/shareholders:
Mr. Ricky Kee Kwong Tsoi, Chief Executive Officer	$—	$2,407,834
Mr. Alex Chun Shan Yue, Chairman	—	828,703
Mr. Danny Sau Kwong Leung, Chief Operating Officer	—	79,335
Mr. Kay Yiu Choi, a brother of Mr. Ricky Kee Kwong Tsoi	—	64,500
Mr. Ip Chung Sang, a director of the Company’s subsidiary	—	36,257
Mr. Ngan Chun Man, a director of the Company’s subsidiary	—	11,625
LTT Technologies Ltd., a company controlled by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	—	318,419

	—	3,746,673

Due from related parties:
Maximum Media Ltd., a company owned by Mr. Ricky Kee Kwong Tsoi and Mr. Alex Chun Shan Yue	—	4,140
Horizon Corporation Limited, intermediate holding company	205,477	119,388

	205,477	123,528

Balances with directors, related parties or companies represent advances to or loans from the respective directors or related parties or companies. These balances are interest free and unsecured and have no fixed repayment date. It is expected that the balances will be received or repaid within one year.

On January 17, 2006, the Company’s declared a special dividend of $4,666,180 to its shareholders, which shall be paid partially by way of setoff against the amounts due from directors/shareholders and partially in cash.

During the three months ended March 31, 2006 and 2005, the Group earned sales revenue of $19,892 and $309,391, respectively from related companies, which is controlled by Mr. Tsoi Kee Kwong Ricky, a director and shareholder of the Company.

During the three months ended March 31, 2006 and 2005, Horizon Corporation Limited, an intermediate holding company, charged an service fee of $81,516 and Nil, respectively, to the Group.

On November 24, 2005, the Group signed a conditional sale and purchase agreement with Ms. Cheng Shuk Wan, the wife of Mr. Tsoi Kee Kwong Ricky, a director of the Company, whereby the Company disposed of a property under capital lease to Ms. Cheng Shuk Wan for $419,250 of cash. The transaction was completed on February 2, 2006.

NOTE 11 – OTHER INCOME (EXPENSES)

Other income (expenses) for the three months ended March 31, 2006 and 2005 consisted of the following:

	2006	2005
	(unaudited)	(unaudited)
Rental income	$3,867	$—
Net foreign exchange gain	332,660	139,404
Interest income	1,772	1
Others	23,511	20,263
Finance costs	(17,373)	(3,521)
Loss on disposal of fixed assets	(303)	(523)
Income from concessionaire sales	94,869	—

	$439,003	$155,624

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company has entered into several tenancy agreements for office premises and outlets. The Company’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows:

Year ending March 31,	(unaudited)
2007	$455,090
2008	290,979
2009	123,744
2010	30,936

$900,749

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Total rent expense for the three months ended March 31, 2006 and 2005 consisted of the following:

	2006	2005
	(unaudited)	(unaudited)
Minimum lease payments	$116,892	$75,820
Contingent rent	58,570	51,890

Total	$175,462	$127,710

NOTE 13 – SEGMENT INFORMATION

The Company’s operating businesses are structured and managed separately, according to the nature of their operations and the products and services they provide. The Company identifies its reportable segments based on management responsibility: (i) the trading segment, and (ii) the retail segment.

Information on segments and the reconciliation to income from operations before income taxes are as follows:

3 months ended March 31, 2006	Trading	Retail	Consolidated
	(unaudited)	(unaudited)	(unaudited)
Total segment revenues	$5,385,336	$13,217,156	$18,602,492
Intersegment revenue	(4,160,813)	—	(4,160,813)

Revenue from external customers	$1,224,523	$13,217,156	$14,441,679

Total segment profits	$374,025	$870,012	$1,244,037
Intersegment profits	5,891	—	5,891

Income before income taxes	$379,916	$870,012	$1,249,928

Included in segment profits:
Depreciation and amortization	$13,080	$29,329	$42,409
Interest expense	$17,373	$—	$17,373
Total segment assets	$2,982,103	$4,998,387	$7,980,490
Intersegment receivables	(817,518)	—	(817,518)

Total assets	$2,164,585	$4,998,387	$7,162,972

Expenditure for segment assets	$853	$47,804	$48,657

NOTE 13 – SEGMENT INFORMATION (CONTINUED)

3 months ended March 31, 2005	Trading	Retail	Consolidated
	(unaudited)	(unaudited)	(unaudited)
Total segment revenues	$5,945,218	$8,222,830	$14,168,048
Intersegment revenue	(3,649,025)	—	(3,649,025)

Revenue from external customers	$2,296,193	$8,222,830	$10,519,023

Total segment profits	$229,308	$498,744	$728,052
Intersegment profits	3,490	—	3,490

Income before income taxes	$232,798	$498,744	$731,542

Included in segment profits:
Depreciation and amortization	$11,700	$16,340	$28,040
Interest expense	$3,521	$—	$3,521
Total segment assets	$3,251,893	$3,424,784	$6,676,677
Intersegment receivables	(1,083,044)	—	(1,083,044)

Total assets	$2,168,849	$3,424,784	$5,593,633

Expenditure for segment assets	$72,465	$10,298	$82,763

NOTE 14 – SUBSEQUENT EVENTS

Agreement and Plan of Share Exchange

On June 22, 2006, WT Holdings Corporation, a Delaware corporation (formerly Fortune Entertainment Corporation) (the “Registrant” or “WT Holdings”) executed an Agreement and Plan of Share Exchange (“Exchange Agreement”) by and among WT Holdings on the one hand, and Horizon Corporation, a Hong Kong corporation (“Horizon”), Ricky Kee Kwong Tsoi and Alex Chun Shan Yue as the shareholders (the “PDD Shareholders”) of Profits Dreams Development Ltd. (“PDD”), and the shareholders (the “FRHL Shareholders”) of Forever Rise Holding Limited (“FRHL”) on the other hand. Prior to the Exchange Agreement, FRHL was the parent company of Horizon, which in turn was the parent company of PDD, which in turn owns five operating subsidiaries.

The Exchange Agreement provides for (i) the acquisition by WT Holdings of all of the issued and outstanding shares of capital stock of PDD, consisting of a total of 1,000 ordinary shares (collectively, the “PDD Shares”), such that PDD shall become a wholly owned subsidiary of WT Holdings; and in exchange therefor (ii) the issuance by WT Holdings at the closing of an aggregate of 68,699,565 shares of restricted common stock of WT Holdings (collectively, the “WT Shares”) to the PDD Shareholders, or their assigns, which shall constitute 70% of the issued and outstanding common stock of WT Holdings immediately after closing of the transaction.

In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, WT Holdings (the legal acquirer) is considered the accounting acquiree and PDD (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of PDD, with the assets and liabilities, and revenues and expenses, of WT Holdings being included effective from the date of consummation of the Exchange Transaction. WT Holdings is deemed to be a continuation of the business of PDD. The outstanding stock of WT prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Profits Dreams Development Ltd. (“PDD”) contemplated under the Agreement and Plan of Share Exchange which was closed on June 28, 2006 (“Exchange Transaction”) on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2005 from our audited consolidated financial statements incorporated by reference herein. We have derived our historical consolidated financial data as of and for the three months ended March 31, 2006 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived PDD’s historical consolidated financial data for the year ended December 31, 2005 from PDD’s audited consolidated financial statements, and have derived PDD’s historical consolidated financial data as of and for the three months ended March 31, 2006 from PDD’s unaudited condensed consolidated financial statements, in each case, which are included elsewhere in this Form 8-K.

The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the three months ended March 31, 2006 assume that the Exchange Transaction was consummated on January 1, 2005. The unaudited pro forma combined balance sheet as of March 31, 2006 assumes the Exchange Transaction was consummated on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes of us and PDD.

WT Holdings Corporation and Subsidiaries

- Successor to Profits Dreams Development Ltd.

Pro Forma Combined Balance Sheet (unaudited)

March 31, 2006

	Historical WT Holdings	Historical PDD	Pro Forma Adjustments (1)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$904,836			$904,836
Trade accounts receivable, net	—	828,357			828,357
Trade accounts receivable, net - related party	—	385,523			385,523
Inventories	—	1,464,741			1,464,741
Due from related parties	—	205,477			205,477
Deposits and prepaid expenses	—	1,898,476			1,898,476
Other receivables	—	702,776			702,776

Total current assets	—	6,390,186			6,390,186

PROPERTY, PLANT AND EQUIPMENT, net	—	585,437			585,437

OTHER ASSETS
Long term loans, net	—	70,251			70,251
Long term rental and utilities deposits	—	117,098			117,098

Total other assets	—	187,349			187,349

Total assets	$—	$7,162,972			$7,162,972

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$—	$1,536,375			$1,536,375
Accrued liabilities and customer deposits	79,127	774,729	(5,100)	(2)	848,756
Dividend payable	—	781,387			781,387
Due to shareholders	—	160,621			160,621
Taxes payable	—	1,261,480			1,261,480
Current maturities of long-term debts	—	506,463			506,463
Notes payable - Related parties	229,537	—	(229,537)	(2)	—

Total current liabilities	308,664	5,021,055			5,095,082

NON-CURRENT LIABILITIES
Deferred tax liabilities	—	15,544			15,544
Long-term debts	—	252,085			252,085

Total non-current liabilities	—	267,629			267,629

Total liabilities	308,664	5,288,684			5,362,711

STOCKHOLDERS’ EQUITY / (DEFICIT)
Preferred stock - Series A	—	—	120	(2)	—
			(120)	(3)
Preferred stock - Series B	—	—	120	(2)	—
			(120)	(3)
Preferred stock - Series C	1	—	120	(2)	—
			(121)	(3)
Common stock	199	1,000	9,612	(2)	9,814
			3	(3)
			(6,870)	(4)
			5,870	(5)
Additional paid-in capital	16,597,785	387,000	224,665	(2)	304,159
			358	(3)
			6,870	(4)
			(16,912,519)	(5)
Retained earnings (Accumulated deficit)	(13,996,849)	1,471,929	13,996,849	(5)	1,471,929
Accumulated deficit during the development stage	(2,909,800)	—	2,909,800	(5)	—
Accumulated other comprehensive income	—	14,359			14,359

Total stockholders’ equity / (deficit)	(308,664)	1,874,288			1,800,261

Total liabilities and stockholders’ equity	$—	$7,162,972			$7,162,972

See accompanying notes to these financial statements.

WT Holdings Corporation and Subsidiaries

- Successor to Profits Dreams Development Ltd.

Pro Forma Combined Statement of Income and Other Comprehensive Income (Unaudited)

For the Year Ended December 31, 2005

	Historical WT Holdings	Historical PDD	Pro Forma Adjustments (1)		Pro Forma
SALES	$—	$38,586,595			$38,586,595
SALES - RELATED PARTY	—	7,561,445			7,561,445

TOTAL SALES	—	46,148,040			46,148,040
COST OF SALES	—	(25,673,819)			(25,673,819)

GROSS PROFIT	—	20,474,221			20,474,221
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(455,436)	(17,008,129)			(17,463,565)

INCOME FROM OPERATIONS	(455,436)	3,466,092			3,010,656
OTHER INCOME (EXPENSES), net	1,876,915	850,248	(1,914,698	)(6)	812,465

INCOME / (LOSS) BEFORE INCOME TAXES	1,421,479	4,316,340			3,823,121
PROVISION FOR INCOME TAXES	—	(793,442)			(793,442)

NET INCOME / (LOSS)	1,421,479	3,522,898			3,029,679
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—	16,086			16,086

COMPREHENSIVE INCOME	$1,421,479	$3,538,984			$3,045,765

EARNINGS PER SHARE
Basic and Fully Diluted		$0.051 (7)			$0.031

Weighted average number of shares
Basic and Fully Diluted		68,699,565 (8)			98,142,476

See accompanying notes to these financial statements.

WT Holdings Corporation and Subsidiaries

- Successor to Profits Dreams Development Ltd.

Pro Forma Combined Statement of Income and Other Comprehensive Income (Unaudited)

For the Three Months Ended March 31, 2006

	Historical WT Holdings	Historical PDD	Pro Forma Adjustments (1)	Pro Forma Combined
SALES	$—	$14,421,787		$14,421,787
SALES - RELATED PARTY	—	19,892		19,892

TOTAL SALES	—	14,441,679		14,441,679
COST OF SALES	—	(6,920,164)		(6,920,164)

GROSS PROFIT	—	7,521,515		7,521,515
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(75,000)	(6,710,590)		(6,785,590)

INCOME FROM OPERATIONS	(75,000)	810,925		735,925
OTHER INCOME (EXPENSES), net	(2,869)	439,003		436,134

INCOME / (LOSS) BEFORE INCOME TAXES	(77,869)	1,249,928		1,172,059
PROVISION FOR INCOME TAXES	—	(191,717)		(191,717)

NET INCOME / (LOSS)	(77,869)	1,058,211		980,342
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—	(4,252)		(4,252)

COMPREHENSIVE INCOME	$(77,869)	$1,053,959		$976,090

EARNINGS PER SHARE
Basic and Fully Diluted		$0.015 (7)		$0.010

Weighted average number of shares
Basic and Fully Diluted		68,699,565 (8)		98,142,476

See accompanying notes to these financial statements.

Notes to Unaudited Pro Forma Financial Statements

(1)	Because PDD’s former owners have received the majority voting rights in the combined entity and PDD’s senior management has been appointed to represent the majority of the senior management of the combined entity following the Exchange Transaction, the Exchange Transaction is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, WT Holdings Corporation (“WT Holdings”, the legal acquirer) is considered the accounting acquiree and PDD (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of PDD, with the assets and liabilities, and revenues and expenses, of WT Holdings being included effective from the date of consummation of the Exchange Transaction. WT Holdings is deemed to be a continuation of the business of PDD. The outstanding stock of WT prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

(2)	Reflects the conversion of all promissory notes into (i) 96,117,242 shares of common stock, (ii) 1,200,000 shares of Series A Preferred Stock, (iii) 1,200,000 shares of Series B Preferred Stock, and (iv) 1,200,000 shares of Series C Preferred Stock of WT Holdings on May 18, 2006.

(3)	Reflects the conversion of all outstanding Preferred Stock into 30,737 shares of Common Stock of WT Holdings on May 19, 2006.

(4)	Reflects the cancellation of 68,699,565 shares of Common Stock of WT Holdings on the date of closing of the Exchange Transaction.

(5)	Reflects the issuance of 68,699,565 shares of Common Stock by WT Holdings (as legal acquirer) for the reverse acquisition of all issued and outstanding shares of capital stock of PDD (as legal acquiree, but accounting acquirer), and the elimination the pre-acquisition losses of WT Holdings (as accounting acquiree).

(6)	Reflects the exclusion of an exceptional income from reorganization recognized by WT Holdings in connection with the reorganization of its debts.

(7)	The historical earnings per share is computed based on the historical income of PDD as PDD is considered the accounting acquirer and thus the predecessor.

(8)	The weighted average number of shares used for computing the historical earnings per share is based on the number of shares issued in the reverse acquisition of PDD by WT Holdings.

EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Share Exchange.

3.1	Certificate of Incorporation dated August 20, 1997 (Incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10-SB (File No. 0-23859) effective December 30, 1998).

3.2	Amended and Restated Bylaws, dated June 22, 2006.

3.3	Certificate of Amendment of the Certificate of Designation, Preferences and Rights of Series A Preferred Stock (Incorporated by reference to Exhibit 3.7 of the Registrant’s Current Report on Form 8-K filed May 24, 2006).

3.4	Certificate of Amendment of the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (Incorporated by reference to Exhibit 3.8 of the Registrant’s Current Report on Form 8-K filed May 24, 2006).

3.5	Certificate of Amendment of the Certificate of Designation, Preferences and Rights of Series C Preferred Stock (Incorporated by reference to Exhibit 3.9 of the Registrant’s Current Report on Form 8-K filed May 24, 2006).

3.6	Certificate of Amendment, amending registrant’s Certificate of Incorporation, effective November 24, 2004 (Incorporated by reference to Exhibit 3.6 of Form 10-QSB (File No. 0-23859) for the quarter ended September 30, 2004).

3.7	Certificate of Amendment, amending registrant’s Certificate of Incorporation, effective March 30, 2006.

10.1	Tenancy Agreement dated September 28, 2005 by and between Wong Yu Lut Julius and Horizon Corporation Limited (English Translation).

10.2	Lease commencing August 1, 2004 between Sea Dragon Billiard & Snooker Association Ltd. and Manigood International Industrial Limited (English Translation).

10.3	Rental Agreement commencing February 15, 2004 by and between Good Merit International Enterprise Limited and Allied Fine Development Limited (English Translation).*

10.4	Duty Free Cooperation Agreement commencing September 2004 by and between Good Merit International Enterprise Ltd. and Manigood International Industrial Limited (English Translation).*

10.5	Executive Employment Agreement (Alex Yue).

10.6	Executive Employment Agreement (Ricky Tsoi).

10.7	Executive Employment Agreement (Danny Leung).

10.8	Executive Employment Agreement (Albert Wong).

10.9	Executive Employment Agreement (Anita Yeung).

10.10	Executive Employment Agreement (Cary Shek).

10.11	Agreement to Cancel Shares.

17.1	Letter of Resignation from Ke Huang to the Board of Directors.

23.1	Consent of Independent Registered Public Accounting Firm.

99.1	Opinion Letter of Arculli Fong & Ng (Hong Kong Counsel).

*	Certain portions of this agreement are subject to a request for confidential treatment submitted to the Securities & Exchange Commission on June 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WT HOLDINGS CORPORATION

By:	/s/ Ke Huang
Ke Huang
Chief Executive Officer

Dated: June 28, 2006